Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BENEFYTT TECHNOLOGIES, INC.,

DAYLIGHT BETA PARENT CORP.

and

DAYLIGHT BETA CORP.

Dated as of July 12, 2020

TABLE OF CONTENTS

		Page

ARTICLE I
THE OFFER; THE MERGER; CLOSING; EFFECTIVE TIME

1.1	The Offer	2
1.2	The Merger	8
1.3	Closing	8
1.4	Effective Time	8

ARTICLE II
ORGANIZATIONAL DOCUMENTS OF THE SURVIVING CORPORATION

2.1	The Certificate of Incorporation	9
2.2	The Bylaws	9

ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1	Directors of Surviving Corporation	9
3.2	Officers of the Surviving Corporation	9

ARTICLE IV
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1	Effect on Capital Stock	9
4.2	Surrender and Exchange of Shares	10
4.3	Dissenters’ Rights	13
4.4	Adjustments	13
4.5	Treatment of Equity Awards	13

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Company	15
5.2	Representations and Warranties of Parent and Merger Sub	34

ARTICLE VI
COVENANTS

6.1	Interim Operations	41
6.2	Acquisition Proposals	45
6.3	[Reserved.]	50
6.4	[Reserved.]	50
6.5	Reasonable Best Efforts	50
6.6	Access; Consultation	53
6.7	Stock Exchange De-listing and De-registration	55
6.8	Publicity	55

i

TABLE OF CONTENTS
(cont.)

INDEX OF DEFINED TERMS

Defined Term	Section

Acceptable Confidentiality Agreement	9.14
Acquisition Proposal	6.2(d)
Action	9.5(b)
Affiliate	9.14
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Alternative Financing	6.15(e)
Alternative Financing Commitments	6.15(e)
Antitrust Laws	9.14
Applicable Date	5.1(e)(i)
Balance Sheet Date	5.1(f)(i)
Bank Commitment Letter	5.2(g)(ii)
Bank Financing	5.2(g)(ii)
Bankruptcy and Equity Exception	5.1(c)
BofA	5.1(s)
Business Day	9.14
Bylaws	2.2
Capitalization Date	5.1(b)(i)
CBA	5.1(i)(i)
Certificate	4.1(a)(i)
Certificate of Incorporation	2.1
Certificate of Merger	1.4
Change	9.14
Change in Recommendation	6.2(e)
Class A Shares	Recitals
Class B Shares	Recitals
Closing	1.3
Closing Date	1.3
Code	4.2(f)
Commitment Letters	5.2(g)(iii)
Company	Preamble
Company Bylaws	5.1(d)(ii)
Company Certificate of Incorporation	5.1(d)(ii)
Company Disclosure Letter	5.1
Company Equity Awards	9.14
Company IP	5.1(o)(ii)
Company Material Adverse Effect	9.14
Company Option	4.5(a)
Company Plan	5.1(h)(i)
Company Recommendation	5.1(c)
Company Related Parties	8.5(g)
Company Reports	5.1(e)(i)
Company Required Regulatory Law Filings	5.1(d)(i)
Company SAR	4.5(b)

Defined Term	Section

Company Securities	5.2(b)(iii)
Company Restricted Stock Award	9.14
Company Stock Plan	4.5(a)
Company Systems	1.4
Company Termination Fee	8.5(b)
Confidentiality Agreement	9.14
Continuation Period	6.9(a)
Continuing Employee	6.9(a)
Contract	9.14
D&O Insurance	6.11(b)
Debt Commitment Letter	5.2(g)(ii)
Debt Commitment Parties	5.2(g)(ii)
Debt Financing	5.2(g)(ii)
Debt Payoff	5.2(g)(i)
DGCL	Recitals
Dissenting Shares	1.4
Dissenting Stockholders	9.14
Effective Time	1.4
Environmental Law	9.14
Equity Commitment Letter	5.2(g)(iii)
Equity Financing	5.2(g)(iii)
Equity Investor	5.2(g)(iii)
ERISA	5.1(h)(i)
ERISA Affiliate	1.4
Exchange Act	5.1(d)(i)
Exchange Agreement	Recitals
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)(i)
Existing Credit Facility	9.14
Existing Exchange Agreement	9.14
Expiration Date	1.1(c)
Extension Deadline	1.1(d)(ii)
FCPA	5.1(j)(iii)
Federal Health Care Program	5.1(p)(ii)(A)
Financial Advisor	6.2(b)
Financing	5.2(g)(iii)
Founder Exchange and Tender	Recitals
GAAP	9.14
Governmental Entity	9.14
Guarantor	Recitals
Hazardous Substance	9.14
Health Care Permits	9.14
Health Regulatory Laws	9.14
Holdings	Recitals
HIPAA	5.1(p)(iv)

Defined Term	Section

HSR Act	5.1(d)(i)
Indebtedness	9.14
Indemnified Parties	6.11(a)
Initial Expiration Date	1.1(c)
Intellectual Property	9.14
Intervening Event	6.2(d)
IRS	5.1(h)(iii)
Issuer	5.2(g)(ii)
Knowledge of the Company	9.14
Knowledge of Parent	9.14
Law	9.14
Lease	5.1(q)
Leased Real Property	5.1(q)
Lender	5.2(g)(ii)
Licenses	5.1(j)(ii)
Lien	9.14
Limited Guarantee	Recital
Material Contracts	5.1(k)(i)
Merger	Recitals
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
Merger Sub Share	4.1(b)
NASDAQ	9.14
Offer	Recitals
Offer Acceptance Time	1.1(g)(ii)
Offer Acceptance Consideration	1.1(g)(ii)
Offer Closing	1.1(g)(ii)
Offer Commencement Date	1.1(f)
Offer Conditions	1.1(b)
Offer Documents	1.1(f)
Offer Price	Recitals
Offer to Purchase	1.1(f)
Open Source Software	9.14
Operating Agreement	9.14
Option Payment	4.5(a)
Orders	5.1(g)(i)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	9.14
Parent Plan	6.9(b)
Parent Related Parties	8.5(g)
Parent Required Regulatory Law Filings	5.2(d)
Parent Termination Fee	8.5(d)
Paying Agent	4.2(a)
Permitted Liens	9.14

v

Defined Term	Section

Person	9.14
Personal Data	9.14
Post-Closing Company Required Regulatory Law Filings	5.1(d)(i)
Pre-Closing Company Required Regulatory Law Filings	5.1(d)(i)
Pre-Closing Period	6.1(a)
Preferred Shares	5.1(b)(i)
Proceedings	9.14
Registered IP	5.1(o)(i)
Regulatory Actions	6.5(e)
Representatives	6.2(a)(i)
Required Financing Amount	5.2(g)(i)
Required Regulatory Law Filings	5.2(d)
SAR Payment	4.5(b)
Sarbanes-Oxley Act	5.1(e)(i)
Schedule TO	1.1(f)(i)
Schedule 14D-9	1.1(h)(i)
SEC	5.1(e)(i)
Second Request	6.5(c)
Securities Act	5.1(d)(i)
Series B Units	Recitals
Shares	Recitals
Stockholder List Date	1.1(i)
Subsidiary	9.14
Superior Proposal	6.2(d)
Support Agreements	Recitals
Surviving Corporation	1.2
Takeover Statute	5.1(l)
Tax	9.14
Tax Receivable Agreement	9.14
Tax Return	9.14
Taxable	9.14
Taxes	9.14
Termination Date	8.2(a)
Transaction Documents	9.14
Uncertificated Shares	4.1(a)(i)
WARN Act	5.1(i)(ii)
Willful Breach	9.14

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of July 12, 2020, by and among Benefytt Technologies, Inc., a Delaware corporation (the “Company”), Daylight Beta Parent Corp., a Delaware corporation (“Parent”), and Daylight Beta Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence a cash tender offer, on the terms and subject to the conditions of this Agreement (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”), to acquire (subject to the Minimum Condition and other conditions set forth in Annex I) any and all of (i) the outstanding shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Class A Shares”), for $31.00 per share (such amount per share, or any different amount per share to be paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), net to the Person tendering such Class A Shares in cash, without interest, and (ii) the outstanding shares of Class B Common Stock, par value $0.001 per share, of the Company (the “Class B Shares” and, together with the Class A Shares, the “Shares”), for $0.00 per share;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub shall be merged with and into the Company (the “Merger”), which Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as the surviving corporation and becoming a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement, and each Class A Share that is not tendered and accepted pursuant to the Offer (other than shares canceled pursuant to Section 4.1(a)(iii) hereof) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, without interest;

WHEREAS, the board of directors of the Company has (i) approved this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) declared this Agreement advisable and determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and (iii) resolved, subject to the terms and conditions hereof, to recommend that the stockholders of the Company accept the Offer and tender their Class A Shares to Merger Sub pursuant to the Offer;

WHEREAS, the board of directors of Parent has (i) approved and adopted this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement, and (ii) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) approved this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (ii) declared this Agreement advisable and determined that it is in the best interests of Merger Sub and its stockholder to enter into this Agreement;

WHEREAS, concurrently herewith, as a material inducement to Parent’s willingness to enter into this Agreement, certain holders of Class B Shares are entering into an Exchange Agreement (the “Exchange Agreement”), with the Company, Parent, and Health Plan Intermediaries Holdings, LLC (“Holdings”), pursuant to which, among other things, on or prior to the Expiration Date, (x) such holders’ Series B Membership Interests of Holdings (the “Series B Units”) will be exchanged for Class A Shares and such holders’ Class B Shares will be automatically cancelled and (y) such holders will thereafter tender all Shares held or controlled by such holders and their Affiliates pursuant to the Offer (which following such exchange will be comprised solely of Class A Shares) (the “Founder Exchange and Tender”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company (i) the Financing Commitments and (ii) a limited guarantee (the “Limited Guarantee”) from Madison Dearborn Capital Partners VIII-A, L.P, Madison Dearborn Capital Partners VIII-C, L.P., Madison Dearborn Capital Partners VIII Executive-A, L.P., each a Delaware limited partnership (collectively, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions set forth therein, the Guarantors guarantee certain obligations of Parent and Merger Sub in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, certain of the Company’s shareholders will enter into tender and support agreements in the form attached hereto as Exhibit A (the “Support Agreements”) with Parent, pursuant to which, among other things, such Company shareholders agree to tender all of the Class A Shares owned or controlled by such shareholders pursuant to the Offer; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and other agreements contained herein, the receipt and sufficiency of which is acknowledged and agreed, the parties hereto agree as follows:

ARTICLE I

THE OFFER; THE MERGER; CLOSING; EFFECTIVE TIME

1.1         The Offer.

(a)          Commencement of the Offer. Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer no event later than ten (10) Business Days after the date of this Agreement.

(b)         Conditions of the Offer. The obligation of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment, and pay for, any and all Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the terms and conditions of this Agreement, including the satisfaction (or to the extent waivable, the waiver by Parent or Merger Sub in their sole discretion) of the conditions set forth in Annex I (as they may be amended from time to time in accordance with this Agreement, collectively, the “Offer Conditions”) and not to any other conditions.  Merger Sub expressly reserves the right, at any time, to (i) increase the Offer Price, (ii) waive any Offer Condition or (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived, (B) Merger Sub shall not decrease the Offer Price and (C) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (2) reduces the number of Class A Shares to be purchased in the Offer to less than that required to satisfy the Minimum Condition, (3) imposes conditions or requirements to the Offer in addition to the Offer Conditions, (4) except as provided in this Section 1.1, terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer, (5) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects any holder of Class A Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions, or (6) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.  The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled or extended Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Article VIII.

(c)          Expiration of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m., Eastern Time on the date that is twenty (20) Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Date”, and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”).

(d)          Extension of the Offer.

(i)           Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Article VIII and subject to Section 1.1(d)(ii):

(A)         if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension (or such longer period per extension as the Parties may agree), to permit all Offer Conditions to be satisfied; provided that if the sole then-unsatisfied Offer Condition (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time) is the Minimum Condition, Merger Sub shall not be required to extend the Offer on more than two (2) occasions for an additional period of ten (10) Business Days each (but may in its sole discretion elect to extend the Offer in excess of two (2) occasions);

(B)          Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of Nasdaq applicable to the Offer (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of any change in the Offer Price); and

(C)         if, as of any scheduled Expiration Date (x) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but each of which would be satisfied if the Offer Acceptance Time were to then occur), (y) the full amount of the Debt Financing necessary to pay the Required Financing Amount has not been funded and will not be available to be funded at the Offer Closing and at the Closing and (z) Parent and Merger Sub acknowledge and agree in writing that all Offer Conditions set forth in paragraphs (d) and (h) of Annex I will be deemed satisfied or waived at the Expiration Time of the Offer after giving effect to the extension pursuant to this Section 1.1(d)(i)(C) (if such Offer Conditions were actually satisfied at the time of such extension), Merger Sub may extend the Offer for successive periods of up to five (5) Business Days per extension (or such longer period per extension as the Parties may agree), with each such period to end one minute after 11:59 p.m., Eastern Time on the last Business Day of such period, in order to permit the funding of the full amount of the Debt Financing necessary to pay the Required Financing Amount, provided, that Merger Sub shall not be permitted to extend the Offer to a date later than the Termination Date and provided, further, that for the avoidance of doubt, no extension pursuant to this Section 1.1(d)(i)(C) shall preclude the Company from exercising any right to terminate this Agreement pursuant to Section 8.3(c)

(ii)          In no event shall Merger Sub: (i) be required to extend the Offer beyond the earlier to occur of (A) the valid termination of this Agreement in compliance with Article VIII and (B) the Termination Date (such earlier occurrence, the “Extension Deadline”) or (ii) without the prior written consent of the Company, be permitted to extend the Offer beyond the Extension Deadline.

(e)          Termination of the Offer. Merger Sub shall not, and Parent shall cause Merger Sub not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII.  If this Agreement is validly terminated pursuant to Article VIII, Merger Sub shall, and Parent shall cause Merger Sub to, promptly and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Merger Sub shall, and Parent shall cause Merger Sub to, promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(f)          Offer Documents.

(i)          On the date of the commencement of the Offer (the “Offer Commencement Date”) Parent and Merger Sub shall: (i) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference: (A) Merger Sub’s offer to purchase Shares pursuant to the Offer (the “Offer to Purchase”), and (B) forms of the related letter of transmittal, summary advertisement and other ancillary Offer documents and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder.  Parent and Merger Sub shall cause the Schedule TO, and all exhibits, amendments and supplements thereto (including the Offer to Purchase and forms of the letter of transmittal, summary advertisement and other ancillary Offer documents) (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, collectively, the “Offer Documents”), to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder and to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Unless a Company Board Recommendation Change has been effected pursuant to Section 6.2(d) or 6.2(f) prior to the dissemination of the Offer Documents, Parent and Merger Sub shall be entitled to include the Company Board Recommendation in the Offer Documents.

(ii)         Each of Parent, Merger Sub and the Company: (i) shall take actions within its control to promptly respond to any comments (including oral comments) it receives from the SEC or its staff with respect to the Offer Documents or the Offer and (ii) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect and Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of Shares.

(iii)        The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC and Parent and Merger Sub shall give good faith consideration to any such comments timely made by the Company or its counsel. Parent and Merger Sub shall promptly provide the Company and its legal counsel with a copy or a description of any comments (including oral comments) received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents.

(iv)        The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company or any of its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with the Offer Documents or any action contemplated by this Section 1.1(f).

(g)          Additional Parent Actions.

(i)          Parent shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(ii)          On the terms and subject to the conditions of the Offer and this Agreement, including the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (A) promptly (and no later than the next Business Day) after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (B) as promptly as practicable after the Offer Acceptance Time, pay for such Shares (such aggregate amount, the “Offer Acceptance Consideration” and the time of payment for such Shares, the “Offer Closing”), in each case, in the manner provided in Section 4.2(a).  In the case of Class A Shares, the Offer Price shall, subject to applicable withholding of Taxes, be paid net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer.

(h)          Additional Company Actions.

(i)         As promptly as practicable after the commencement of the Offer, following the filing of the Schedule TO (and in any event within one (1) Business Day after the filing of the Schedule TO), the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent permitted by applicable United States securities laws, the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 6.2, shall include the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 a notice of appraisal rights, in compliance with Section 262 of the DGCL, that includes a description of the procedures for the holders of Dissenting Shares to demand an appraisal of such Dissenting Shares in accordance with the DGCL.

(ii)         The Company shall cause (A) the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the Exchange Act and other applicable Laws and (B) the Schedule 14D-9 to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (C) the information with respect to the Company that the Company furnishes to Parent or Merger Sub specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(iii)        Each of Parent, Merger Sub and the Company: (A) shall take actions within its control to promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9 and (B) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, shall promptly correct any information provided by it for use in the Schedule 14D-9 to the extent such information shall be or shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of Shares.

(iv)        Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC and the Company shall give good faith consideration to any such comments timely made by the Parent or its counsel.  The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments (including oral comments) received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9.

(v)         Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with the Schedule 14D-9 or any action contemplated by Section 1.1(h).

(i)          Stockholder Lists. In connection with the Offer, the Company shall promptly (and in any event within three (3) Business Days after the date of this Agreement) provide to Parent: (a) a list of the Company’s stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”) and (b) such additional information (including updated lists of stockholders, non-objecting beneficial owners, mailing labels and lists of securities positions) as Parent may reasonably request in connection with the Offer or the Merger.  Prior to the filing with the SEC of the Schedule 14D-9, the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL.  Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents or as otherwise determined by Parent advisable or necessary to consummate the Transactions, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

1.2         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (in such capacity, sometimes hereinafter referred to as the “Surviving Corporation”), and become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the DGCL, this Agreement and the Certificate of Merger.  The Merger shall be governed by Section 251(h) of the DGCL.  As promptly as practicable on the Closing Date following the consummation of the Offer, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

1.3         Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer on the same date as such consummation (or on a different date and at time to be specified by Parent, which shall be no later than two (2) Business Days following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall have been satisfied or waived in accordance with this Agreement), or at such other place and/or on such other date or at such other time as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.4         Effective Time. At the Closing, the Company and Parent will cause a duly executed Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date or time as the Company and Parent shall agree in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS
OF THE SURVIVING CORPORATION

2.1         The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) shall be amended to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation and for such changes as are agreed by the parties and necessary to comply with Section 6.11 and the terms of this Agreement, and as such shall be the Certificate of Incorporation until thereafter amended as provided therein or by applicable Law, subject to Section 6.11.

2.2        The Bylaws.  At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation and for such changes as are agreed by the parties and necessary to comply with Section 6.11, and as such shall be the Bylaws until thereafter amended as provided therein or by applicable Law, subject to Section 6.11.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1        Directors of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Certificate of Incorporation and the Bylaws. The parties hereto shall take all actions necessary to give effect to this Section 3.1.

3.2        Officers of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, Certificate of Incorporation and the Bylaws. The parties hereto shall take all actions necessary to give effect to this Section 3.2.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES;
EXCHANGE

4.1         Effect on Capital Stock.

(a)          At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any capital stock of the Company, Parent or Merger Sub:

(i)          Class A Shares. Each Class A Share issued and outstanding immediately prior to the Effective Time, whether vested or unvested, after giving effect to the Specified Exchange (as defined in the Exchange Agreement), other than (A) Class A Shares held in treasury by the Company, (B) Class A Shares owned, directly or indirectly, by Parent or Merger Sub (each Class A Share referred to in clauses (A) and (B), an “Excluded Share” and, collectively, the “Excluded Shares”) and (C) Dissenting Shares, shall be converted into the right to receive an amount equal to the Offer Price per Class A Share in cash, without interest thereon (the “Merger Consideration”). Upon such conversion, all such Class A Shares (other than Excluded Shares and Dissenting Shares), shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate formerly representing any such Class A Shares (a “Certificate”) and each book-entry formerly representing any such uncertificated Class A Shares (“Uncertificated Shares”) shall thereafter represent only the right to receive the Merger Consideration, and the holders thereof shall cease to have any rights with respect to such Class A Shares other than the right to receive the Merger Consideration upon surrender thereof in accordance with Section 4.2.

(ii)          Class B Shares. Each Class B Share outstanding or held in treasury by the Company immediately prior to the Effective Time shall automatically be cancelled and retired and will cease to exist, and no consideration shall be delivered in exchange therefor, and any certificate formerly representing any Class B Shares shall not entitle the holder thereof to any consideration or other rights in respect thereof.

(iii)        Cancellation of Excluded Shares.  Each Excluded Share outstanding as of immediately prior to the Effective Time shall, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b)         Merger Sub.  At the Effective Time, each share of common stock, par value $0.01, of Merger Sub (the “Merger Sub Shares”) issued and outstanding as of immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01, of the Surviving Corporation.

4.2         Surrender and Exchange of Shares.

(a)          Paying Agent. At or prior to the Offer Acceptance Time, Parent shall deposit, or cause to be deposited, with a paying agent (the “Paying Agent”) selected by Parent and reasonably acceptable to the Company no later than ten (10) Business Days prior to the Closing Date, an aggregate amount of cash sufficient to pay all amounts required to be delivered pursuant to Section 1.1(g)(ii) and Section 4.1(a)(i) in respect of such Class A Shares (such cash, together with any other amounts deposited with the Paying Agent from time to time and any interest thereon, the “Exchange Fund”), to be held in trust by the Paying Agent for the benefit of the holders of Class A Shares.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of Merger Consideration payable to the holders of Shares pursuant to Section 4.1(a).  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reason (other than, for the avoidance of doubt, payments from the Exchange Fund in accordance with this Agreement) below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make all cash payments required pursuant to Section 4.1(a)(i).  No later than five (5) Business Days prior to the Closing Date, Parent shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Company, to effect the applicable terms of this Agreement.  To the extent applicable, compensatory consideration, if any, payable pursuant to Section 4.1(a)(i) in respect of Class A Shares, shall be paid through the Surviving Corporation’s payroll as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(b)         Exchange Procedures.  Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate representing Class A Shares outstanding immediately prior to the Effective Time (other than any Certificate in respect of Excluded Shares or Dissenting Shares): (i) a letter of transmittal in customary form and containing such customary provisions as Parent and the Company shall reasonably agree (but in any event specifying that the right to receive payments under Section 4.1(a) shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate (or an affidavit of loss in lieu thereof in accordance with Section 4.2(e) to the Paying Agent)) and (ii) instructions for use in effecting the surrender of such Certificate (or affidavit of loss in lieu thereof).  Upon the surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent and specified in the transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor the cash amount that such holder is entitled to receive pursuant to Section 4.1(a) in respect of the Class A Shares formerly represented by such Certificate (after giving effect to any required Tax withholding as provided in Section 4.2(f)) in full satisfaction of any and all rights with respect thereto, and any Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable to holders of Certificates.  In the event of a transfer of ownership of any Class A Shares represented by a Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder in whose name the Class A Shares represented by such Certificate are registered upon (A) due surrender of the Certificate, properly endorsed, and any and all other documents required to evidence and effect such transfer, duly executed and in proper form and (B) evidence that any applicable transfer or similar Taxes have been paid or are not applicable.

(c)        Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Class A Shares or Class B Shares that were outstanding immediately prior to the Effective Time. If after the Effective Time a Certificate or book-entry account statement evidencing ownership of any Class A Shares, or any valid certificate representing any Class B Shares, in each case, outstanding immediately prior to the Effective Time is presented to the Paying Agent, Parent or the Surviving Corporation, such certificate shall be canceled and the Shares formerly represented thereby treated in accordance with this Article IV.

(d)         Termination of Exchange Fund.  Following the twelve (12) month anniversary of the Closing Date, upon Parent’s request, any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company shall be delivered to Parent.  Any holder of Class A Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any payment of cash to which such Person is entitled hereunder (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of such Person’s Class A Shares in accordance with this Section 4.2, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.  To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)         Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the Paying Agent and the Surviving Corporation (in a form reasonably acceptable to the Paying Agent and the Surviving Corporation), the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash that would have been issuable or payable pursuant to the provisions of this Article IV (after giving effect to any Tax withholdings as provided in Section 4.2(f)) had such lost, stolen or destroyed Certificate been surrendered; provided, however, that the owner of such lost, stolen or destroyed Certificate may be required, as a condition precedent to the payment of such Merger Consideration, to provide a bond or other security in a customary amount if so required by the policies and procedures of the Paying Agent.

(f)         Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld and timely remitted to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  As soon as reasonably practicable prior to making any deduction or withholding pursuant to this Section 4.2(f), Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis therefor) and shall reasonably cooperate in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld.

(g)         Uncertificated Shares.  Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to (i) mail or make available to each registered holder of Uncertificated Shares (other than in respect of Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its Class A Shares into the right to receive the Merger Consideration and (ii) upon receipt by the Paying Agent of an “agent’s message” in customary form (or such evidence, if any, as the Paying Agent may reasonably request), reasonably promptly thereafter deliver the cash that such holder thereby becomes entitled to receive in respect of its Class A Shares pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section 4.2(f)), without interest thereon.

4.3        Dissenters’ Rights.  Notwithstanding anything to the contrary herein, no Dissenting Shares shall be converted into or represent the right to receive the Merger Consideration, and the holder thereof shall be entitled to receive only the appraised value of the Dissenting Shares held by them in accordance with Section 262 of the DGCL, except as set forth in this Section 4.3. If at any time following the Effective Time, a Person who otherwise would be deemed to be a Dissenting Stockholder shall have effectively withdrawn or otherwise lost or fails to timely perfect the right to an appraisal in accordance with Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Stockholder is not entitled to an appraisal with respect to any Shares, any Class A Shares held by such Person shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to Section 4.1(a)(i) and in accordance with Section 4.2 (without interest and less any required Tax withholdings as provided in Section 4.2(f)).  The Company shall give Parent written notice as promptly as practicable of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal.  The Company shall not, except with the prior written consent of Parent, voluntarily make or offer to make any payment with respect to any demands for appraisal, negotiate, offer to settle or settle any such demands or approve any withdrawal of any such demands or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL. Any amounts required to be paid in respect of any Dissenting Shares shall be paid by the Surviving Corporation.

4.4         Adjustments.  In the event that, following the execution and delivery of this Agreement and prior to the Effective Time, the Shares or any other equity interests of the Company, including any securities convertible into or exchangeable or exercisable for any Shares or other equity interests of the Company, shall have been increased or decreased, or changed into or exchanged for a different number or kind of shares or securities (other than as a result of any repurchase, redemption or issuance of capital stock permitted by this Agreement and the issuance of Class A Shares and cancellation of Class B Shares in accordance with the Exchange Agreement), including as a result of any reorganization, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar change in capitalization or any other similar event or transaction, the Offer Price, Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and proportionately adjusted to reflect the effects of such event.

4.5         Treatment of Equity Awards.

(a)         Treatment of Stock Options. At the Effective Time, with respect to each outstanding option to purchase Shares (a “Company Option”) granted under the Company’s Long-Term Incentive Plan (the “Company Stock Plan”) that was outstanding immediately prior to the Effective Time, whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (ii) if the exercise price of such Company Option is less than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 4.5(a), a lump sum cash payment in the amount equal to (i) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration minus the applicable exercise price (the product of (i) and (ii), the “Option Payment”).  The Option Payment (if any) payable under this Section 4.5(a) shall be paid to each former holder of a Company Option through the Surviving Corporation’s payroll as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(b)         Treatment of Stock Appreciation Rights. At the Effective Time, with respect to each outstanding stock appreciation right (a “Company SAR”) granted under the Company Stock Plan, that was outstanding immediately prior to the Effective Time, whether vested or unvested, (i) if the exercise price of such Company SAR is equal to or greater than the Merger Consideration, such Company SAR shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company SAR is less than the Merger Consideration, such Company SAR shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 4.5(b), a lump sum cash payment in the amount equal to (i) the number of Shares underlying such Company SAR immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration minus the applicable exercise price (the product of (i) and (ii), the “SAR Payment”).  The SAR Payment (if any) payable under this Section 4.5(b) shall be paid to each former holder of a Company SAR through the Surviving Corporation’s payroll as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(c)          Further Action.  Prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 4.5 and ensure that following the Effective Time, (x) no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under the Company Stock Plan, except the right to receive a payment with respect thereto as provided in Section 4.2 and this Section 4.5 and (y) no Company Equity Award will be issued and outstanding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1        Representations and Warranties of the Company.  Except (i) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”), it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure would also apply with respect to such other section or subsection, provided that no disclosure shall be deemed to apply to Section 5.1(b) (Capital Structure) unless it expressly corresponds to such section or Section 5.1(f)(i) (No Material Adverse Change) or (ii) as disclosed in any Company Reports publicly filed prior to the date of this Agreement (excluding any disclosures (other than statements of historical fact) in any “Risk Factors” or “Forward Looking Statements” sections and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), provided that in no event will the Company Reports qualify or limit the representations and warranties in Section 5.1(b) (Capital Structure), Section 5.1(c) (Corporate Authority and Approval), Section 5.1(g) (Litigation and Liabilities), Section 5.1(j) (Compliance with Laws, Licenses), Section 5.1(l) (Takeover Statutes), Section 5.1(s) (Financial Advisor Opinion) or Section 5.1(t) (Brokers and Finders), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a)         Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and (iii) is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (i) (solely with respect to the Company’s Subsidiaries), (ii) and (iii) where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of (x) the Company Certificate of Incorporation and Company Bylaws and the Certificate of Formation of Holdings and the Operating Agreement, and (y) the certificate of incorporation or bylaws or equivalent organizational documents of the each of the Company’s Subsidiaries, in each case, as amended to and as in effect on the date of this Agreement.

(b)         Capital Structure.

(i)          The authorized capital stock of the Company consists of (A) 100,000,000 Class A Shares, (B) 20,000,000 Class B Shares and (C) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Shares”).  As of the close of business on July 9, 2020 (the “Capitalization Date”), (w) 13,567,640 Class A Shares were issued and outstanding (of which 777,170 were shares subject to unvested Company Restricted Stock Awards, with any Company Restricted Stock Awards subject to performance-based vesting determined at target levels of performance), (x) 687,667 Class B Shares were issued and outstanding, (y) no Preferred Shares were issued and outstanding and (z) 3,902,705 Class A Shares and zero (0) Class B Shares were held in treasury.  All of the outstanding Class A Shares and Class B Shares have been duly authorized and validly issued in compliance with applicable securities laws and applicable preemptive rights and are fully paid and nonassessable.  As of the Capitalization Date, there were an aggregate of 760,904 Shares reserved for issuance pursuant to the Company Stock Plan. Section 5.1(b)(i)(A) of the Company Disclosure Letter sets forth a schedule of outstanding Company Options, Company SARs and Company Restricted Stock Awards granted under the Company Stock Plan, including the name of the holder, the number of Class A Shares subject to the award, the date of grant, the number of vested and unvested Class A Shares subject to such award, the exercise price (if applicable) and the vesting schedule, in each case as of the Capitalization Date. As of the Capitalization Date, (A) there were 13,567,640 Series A Membership Interests of Holdings outstanding, all of which were held directly or indirectly by the Company, and 687,667 Series B Units outstanding and (B) all of the issued and outstanding Class B Shares and all of the outstanding Series B Units were exchangeable in accordance with the terms of the Existing Exchange Agreement for 687,667 Class A Shares.  There are no outstanding Company Restricted Stock Awards pursuant to which any Shares may be required to be issued which had not been issued as of the Capitalization Date.  The Company has sufficient authorized and unissued shares of Class A Common Stock to effect the transactions contemplated by the Exchange Agreement.

(ii)        From the Capitalization Date to the execution of this Agreement, the Company has not issued or agreed to issue any Company Securities, except pursuant to the exercise of Company Options or Company SARs in accordance with their terms existing as of the date of this Agreement.

(iii)        Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued in compliance with applicable securities laws and is fully paid and nonassessable and is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (except for Permitted Liens and Liens arising under applicable securities laws). Except as set forth in Section 5.1(b)(i) or Section 5.1(b)(iii), and except for the Tax Receivable Agreement, the Operating Agreement, and the Existing Exchange Agreement, as of the date of this Agreement, there are no (A) outstanding shares of capital stock of, or other equity or voting securities in, the Company or any of its Subsidiaries, (B) outstanding bonds, debentures, notes or other obligations that grant the holders thereof the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter, (C) preemptive or other outstanding rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries, or (D) options, warrants, conversion rights, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (A), (B), (C) and (D), collectively with the Shares, the “Company Securities”).  As of the date hereof, the Exchange Rate (as defined in the Existing Exchange Agreement) is 1 for 1.

(iv)        Section 5.1(b)(iv) of the Company Disclosure Letter sets forth a list identifying (A) each of the Company’s Subsidiaries, its jurisdiction of incorporation or organization, the location of its principal executive office and the type and number of ownership interests of the Company and its other Subsidiaries in each such Subsidiary and who the owner thereof is and (B) any other Person in which the Company or any of its Subsidiaries holds (or has an obligation to acquire) capital stock or other equity interest (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares.

(c)          Corporate Authority and Approval.

(i)         The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer and the Merger, subject only to the consummation of the Offer in accordance with the terms hereof and assuming the accuracy of Parent’s and Purchaser’s representations and warranties set in forth Section 5.2(i) (No Ownership of Company Common Stock) and that the Merger is consummated in accordance with Section 251(h) of the DGCL.  This Agreement has been duly executed and delivered by the Company and (assuming the due and valid execution hereof by Parent and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  On or prior to the date of this Agreement, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved the execution and delivery of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein, (iii) declared advisable this Agreement and the transactions contemplated hereby, (iv) subject to Section 6.2 and the terms and conditions of this Agreement, resolved to recommend the holders of Shares accept the Offer by tendering their Class A Shares to Merger Sub pursuant to the Offer (the “Company Recommendation”).

(ii)        Assuming (i) the satisfaction of the Minimum Condition, (ii) the absence of any amendment, modification or other change to the DGCL or this Agreement that would render Section 251(h) of the DGCL inapplicable to this Agreement and (iii) the accuracy of Parent’s and Purchaser’s representations and warranties set in forth Section 5.2(i) (No Ownership of Company Common Stock), no vote of the holders of any class or series of capital stock of the Company or any of its Subsidiaries is necessary to adopt this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby under the applicable Laws of the State of Delaware and the Company and each of its Subsidiaries certificate of incorporation or bylaws (or comparable governing documents).

(iii)        The Company is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of capital stock or other equity interests of the Company.

(d)         Governmental Filings; No Violations.

(i)         Other than the filing of the Certificate of Merger pursuant to Section 1.4 and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Merger, (B) required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), or (C) as set forth on Section 5.1(d)(i)(C) of the Company Disclosure Letter (x) under the heading “Pre-Closing Company Required Regulatory Law Filings” (the “Pre-Closing Company Required Regulatory Law Filings”) and (y) under the heading “Post-Closing Company Required Regulatory Law Filings (the “Post-Closing Company Required Regulatory Law Filings”, and, collectively with the Pre-Closing Company Required Regulatory Law Filings, the “Company Required Regulatory Law Filings”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Sub to commence or consummate the Offer or the Company to consummate the Merger.

(ii)        The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Offer) will not, constitute or result in (A) a breach or violation of, or a default under, the Amended and Restated Certificate of Incorporation of the Company, effective as of February 13, 2013, as amended by the Certificate of Correction thereof filed on February 13, 2013, and as further amended on March 6, 2020 (as may be further amended, restated or otherwise modified from time to time, the “Company Certificate of Incorporation”), the Second Amended and Restated Bylaws of the Company, effective as of March 6, 2020 (as may be further amended, restated or modified from time to time, the “Company Bylaws”), the Existing Exchange Agreement, the Tax Receivable Agreement, the Operating Agreement or the certificate of incorporation or bylaws (or comparable governing documents) of the Company’s Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, obligation of payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contract or Lease binding upon the Company or any of its Subsidiaries, or (C) assuming the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.1(d)(i) are made or obtained, contravene, conflict with or result in any violation under any Law, Order or License to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)          Company Reports; Financial Statements.

(i)          The Company has filed or furnished, as applicable, all forms, statements, schedules, certifications, reports and other documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act, including all exhibits thereto and information incorporated thereby, since January 1, 2018 (the “Applicable Date”) and prior to the date hereof (as amended or supplemented, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished (or, if such Company Report was amended or superseded, as of the date of such subsequent filing) with the SEC (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the published rules and regulations of the SEC applicable to the Company Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)         The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq that are applicable to the Company.

(iii)        The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act.  The Company maintains internal controls over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements for external purposes in accordance with GAAP (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.  Since the Applicable Date, neither the Company nor any of its Subsidiaries nor the Company’s independent auditors has identified or been made aware of (A) any “significant deficiencies” or “material weaknesses” in the design or operation of its disclosure controls and procedures or internal controls over financial reporting, (B) any fraud (or unresolved allegation thereof), whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or internal control over financial reporting of the Company or its Subsidiaries or (C) any complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters relating to the period since the Applicable Date, including from employees of the Company or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(iv)          Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not in the aggregate material). Such financial statements were, in each case, prepared in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except as may be noted therein in such Company Reports or in the notes thereto, or as permitted by Regulation S-X promulgated under the Exchange Act.

(f)          Absence of Certain Changes.

(i)           Since December 31, 2019 (the “Balance Sheet Date”), there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)        Since the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have (a) conducted their respective businesses in the ordinary course of such businesses in all material respects, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related hereto and to the sale process conducted by the Company in connection herewith, and (b) not taken any action that would be prohibited under Section 6.1(a)(i), 6.1(a)(ii), 6.1(a)(iii), 6.1(a)(iv),6.1(a)(v) (other than clause (A) thereof with respect to non-executive employees or service providers) 6.1(a)(vi), 6.1(a)(vii), 6.1(a)(x), 6.1(a)(xii), 6.1(a)(xiii), 6.1(a)(xvi), 6.1(a)(xvii), 6.1(a)(xviii), 6.1(a)(xx), 6.1(a)(xxi) and 6.1(a)(xxii) if taken or proposed to be taken after the date of this Agreement (determined as though clauses (1)-(4) and (A)-(D) of the prefatory paragraph of Section 6.1(a) are deleted for such purposes).

(g)          Litigation and Liabilities.

(i)          (A) There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. (B) Neither the Company nor any of its Subsidiaries (or any of their respective properties or assets) is a party to or subject to the provisions of any judgment, order, writ, injunction, ruling, decree, award, stipulation or settlement of or with any Governmental Entity (each, an “Order”) except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5) and the Company and its Subsidiaries, as applicable, have complied with, and are in compliance with, all Orders, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)         There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Reports, (ii) liabilities or obligations incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice (none of which are a liability for tort, breach of contract or violation of any Law or Order), (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (iv) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports.

(h)          Employee Benefits.

(i)          For the purposes of this Agreement, the term “Company Plan” shall mean any benefit or compensation plan, policy, program, agreement or arrangement (A) maintained, sponsored, contributed to by, or obligated to be contributed to by, the Company or any of its Subsidiaries covering current or former employees of the Company or any of its Subsidiaries or current or former directors or individual services providers of the Company or any of its Subsidiaries or (B) under or with respect to which the Company or any of its Subsidiaries has any liability including, in each case, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any incentive and bonus, deferred compensation, pension, equity or equity-based compensation, profit sharing, savings, commission, consulting, change in control, retention, welfare, accident, disability, health, salary continuation, vacation, sick pay or paid time off, stock purchase, employment, retirement, severance, restricted stock, stock option, stock appreciation rights or stock based plans, agreements, policies or arrangements, excluding any such plan or arrangement sponsored or administered by a Governmental Entity.  Each material Company Plan as of the date of this Agreement is listed in Section 5.1(h)(i) of the Company Disclosure Letter.  True and complete copies of (x) each of the current Company Plan documents, and all amendments thereto, (y) the most recent summary plan description for each Company Plan and (z) the most recent determination, opinion or advisory letter received from the IRS with respect to each Company Plan that is intended to be qualified under Code Section 401(a), have been provided or made available to Parent on or prior to the date of this Agreement.

(ii)        All Company Plans have been established, maintained, funded and administered in accordance with their terms and in compliance with applicable Laws (including, if applicable, ERISA and the Code), and neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax, penalty or other liability or obligation under Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)        Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or is entitled to rely upon an opinion letter from the from the Internal Revenue Service (the “IRS”) and, to the Knowledge of the Company, circumstances do not exist that would result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iv)        None of the Company, any of its Subsidiaries or any ERISA Affiliate, contributes to or is obligated to contribute to, or has any other current or contingent liability or obligations under or with respect to, (A) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (B) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (C) a multiple employer plan (as described in Section 413(c) of Code or Sections 210, 4063, 4064 or 4066 of ERISA) or (D) a “multiple employer welfare arrangement” (as defined in section 3(40) of ERISA).  No Company Plan provides, and neither Company nor any of its Subsidiaries has any obligation to provide, any material post-employment, post-termination or retiree health, life or other material post-termination welfare benefits to any current or former director, officer or employee, or their respective survivors, dependents or beneficiaries or other Person, other than health continuation required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(v)         There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened in writing relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(vi)        Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with and has been maintained in accordance with the requirements of Section 409A of the Code and no amount under any such plan or arrangement is subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(vii)       Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (A) result in any material payment or benefit becoming due to any current or former employee or individual service provider of the Company or its Subsidiaries, (B) materially increase any payments or benefits under any Company Plan or otherwise payable to any such Person or (C) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any such Person for any excise or additional tax, interest or penalties incurred by such individual under Sections 409A or 4999 of the Code. As of the third (3rd) Business Day prior to the Closing, the Company has made available to Parent copies of Section 280G calculations prepared in good faith (whether or not final) with respect to payments to disqualified individuals that may be made in connection with the transactions contemplated by this Agreement.

(viii)       None of the Company or any of its Subsidiaries is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of Law)

(i)          Labor Matters.

(i)           As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by a collective bargaining agreement or other similar Contract with a labor union or labor organization (each, a “CBA”), (B) neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or that is seeking to compel the Company to bargain with any labor union or labor organization and, to the Knowledge of the Company, no such proceeding has been threatened in writing, and (C) there is no actual or, to the Knowledge of the Company, threatened, labor grievance, Action, labor arbitration, labor strike, walkout, work stoppage, slow-down, lockout or other material labor dispute affecting employees of the Company.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union or other labor organization with respect to their employment with the Company or its Subsidiaries, and, to the Knowledge of the Company, since the Applicable Date, there have been no organizational efforts with respect to the formation of a collective bargaining unit or other labor organizing activities involving employees of the Company or any of its Subsidiaries.

(ii)          The Company and its Subsidiaries are and since the Applicable Date have been in compliance with all applicable Laws governing employment or labor, and employment practices, including all contractual commitments and all such Laws relating to terms and conditions of employment, wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), collective bargaining, labor relations, employment harassment, discrimination or retaliation, whistleblowing, civil rights, equal opportunity, disability rights or benefits, safety and health, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, employee leave issues, affirmative action, unemployment insurance and workers’ compensation, in each case, except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(iii)       The Company and its Subsidiaries have promptly investigated all written allegations of sexual harassment against officers, directors or employees of the Company and its Subsidiaries. With respect to each such written allegation which, in the Company’s determination, had potential merit, the Company or its Subsidiaries have taken prompt action that was reasonably calculated to prevent future improper action. The Company does not reasonably expect any material liabilities with respect to any such written allegations.

(j)           Compliance with Laws, Licenses.

(i)        (A) Since the Applicable Date, the business and other activities of the Company and its Subsidiaries has been, and is being, conducted in compliance with applicable Laws or Orders, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  (B) To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor, has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity, including Health Care Permits (each, a “License” and collectively, the “Licenses”) necessary to conduct their respective businesses as currently conducted, (b) all such Licenses are in full force and effect and (c) the Company and its Subsidiaries are in material compliance with all such Licenses and, to the Knowledge of the Company, no such Licenses are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Entity that would reasonably be expected to have a Company Material Adverse Effect.

(iii)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries and its and their respective officers, directors, employees and, to the Knowledge of the Company, agents are and since the Applicable Date have been in compliance with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees and agents and any other applicable anti-bribery and anti-corruption Laws of any jurisdiction in which the Company and its Subsidiaries operate and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries and (B) neither the Company nor any of its Subsidiaries any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, or since the Applicable Date have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened Proceedings or enforcement actions before, nor have they made any voluntary disclosures to, any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery and anti-corruption Laws.

(iv)        This Section 5.1(j) shall not apply with respect to Intellectual Property, which shall be covered exclusively by Section 5.1(o), Environmental Laws, which shall be covered exclusively by Section 5.1(m) or Health Regulatory Laws (other than Health Care Permits), which shall be covered exclusively by Section 5.1(p).

(k)          Material Contracts.

(i)        The corresponding subsections of Section 5.1(k)(i) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each of the following Contracts (other than each Contract solely among the Company and its wholly owned Subsidiaries and other than any Company Plan) to which the Company or any of its Subsidiaries is a party or bound (such Contracts so listed or required to be listed, the “Material Contracts”) that:

(A)          (I) materially restricts or affects the ability of the Company and its Subsidiaries to (x) compete in any line of business or in any geographic region or (y) use or enforce any Company IP owned by the Company or its Subsidiaries that is material to the businesses of the Company and its Subsidiaries, taken as a whole, or (II) which grants “most favored nation,” “exclusivity”, “non-solicitation”, (with respect to counterparty’s employees, customers, business relations, or other material counterparties or partners), minimum purchase requirements, right of first offer, right of first refusal, or similar rights or protections to the counterparty to such Contract that are material to the Company and its Subsidiaries, taken as a whole;

(B)          involves the formation, creation, operation, management or control of any partnership or joint venture or the sharing of revenues, profits, losses or costs, other than the Company or one of its wholly-owned Subsidiaries;

(C)          is for the lease of personal property providing for annual payments of $1,000,000 or more;

(D)         would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(E)         was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries);

(F)          is a Contract (I) pursuant to which the Company or any of its Subsidiaries generated aggregate revenue in excess of $1,000,000 during the twelve (12) month period ended April 30, 2020 or (II) providing for the purchase of products or services by, or the licensing of Intellectual Property by or to, the Company or any of its Subsidiaries from a third party and that involved aggregate payments in excess of $1,000,000 during the twelve (12) month period ended April 30, 2020;

(G)        is a settlement, conciliation or similar agreement or other agreement related to any Proceeding (x) with any Governmental Entity or (y) pursuant to which the Company or a Subsidiary will have any material outstanding obligation after the date of this Agreement;

(H)        relates to the disposition or acquisition by the Company or its Subsidiaries of any material business or any material amount of assets or equipment (whether by merger, sale of stock, sale of assets or otherwise) since the Applicable Date;

(I)           is with any of the (i) ten (10) largest revenue sources for the Company’s IFP segment, (ii) (x) ten (10) largest revenue sources the Company’s Medicare segment, in each case determined on the basis of revenues of the Company and its Subsidiaries as of the fiscal year ended December 31, 2019 and the five (5) months ended May 31, 2020;

(J)           is with any of the ten (10) largest vendors or suppliers of the Company and its Subsidiaries determined on the basis of expenditures by the Company and its Subsidiaries as of the fiscal year ended December 31, 2019 and the five (5) months ended May 31, 2020;

(K)         provides for any Indebtedness or permits the creation of any Lien, other than (i) accounts receivables and payables in the ordinary course of business; and (ii) loans to wholly-owned Subsidiaries of the Company in the ordinary course of business;

(L)        provides for or obligates the Company or its Subsidiaries to indemnify, hold harmless or defend any Person (including officers, directors, members, managers, partners, employees or agents of the Company or its Subsidiaries), other than third-party commercial Contracts entered into in the ordinary course of business, the primary purpose of which is not related to the indemnification of any Persons;

(M)        provides for capital expenditures in excess of $5,000,000;

(N)         is a CBA;

(O)       is a Contract for the employment or engagement of (x) any directors or officers or (y) employees or independent contractors with annual base salary in excess of $250,000 or total annual cash compensation that would reasonably be expected to be in excess of $500,000;

(P)         provides for any obligations with respect to vendor or distributor advances (including commission advances) or any other advances; and

(Q)         is a Contract to enter into any of the Contracts described in this Section 5.1(k)(i).

(ii)         A correct and complete copy of each Material Contract, as amended as of the date of this Agreement, has been made available to Parent.  Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l)         Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL, (each, a “Takeover Statute”) or any anti-takeover provision in the Company Certificate of Incorporation or Company Bylaws is applicable to the Company, the Shares, the Offer, the Merger or the other transactions contemplated by this Agreement.

(m)        Environmental Matters.  Except for such matters that have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been since the Applicable Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or authorizations required by Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is subject to any pending Proceeding, and, to the Knowledge of the Company, no such Proceeding is threatened in writing, alleging non-compliance with or liability under any Environmental Law, (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions concerning liability or obligations relating to any Environmental Law, and (iv) neither the Company nor any of its Subsidiaries has treated, stored, transported, generated, manufactured, handled, disposed or, arranged for the disposal of, released or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substances, in each case so as to give rise to liability under any Environmental Law. This Section 5.1(m) constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 5.1(m).

(n)          Taxes.

(i)         The Company and each of its Subsidiaries (A) have timely filed (taking into account all applicable extensions) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (B) have paid all material Taxes that are required to be paid by any of them (other than Taxes that are not yet delinquent or that are being contested in good faith and for which adequate accruals have been made on the financial statements of the Company and its Subsidiaries in accordance with GAAP).

(ii)         There are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of material Taxes of the Company or any of its Subsidiaries.  There are not any claims or assessments asserted in writing by any Governmental Entity concerning material Taxes of the Company or any of its Subsidiaries.  No written claim has ever been made to the Company or any of its Subsidiaries by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to material taxation or required to file material Tax Returns in that jurisdiction.

(iii)        There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(iv)        Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b).

(v)         Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(vi)        Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise under applicable Law (other than any such liability for Taxes pursuant to any contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(vii)       All material Taxes required to be withheld by the Company and its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than (x) any waivers or extensions that are no longer in effect or (y) pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(viii)      None of the Company or any of its Subsidiaries is a party to or bound by (A) any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than any contract, agreement, or arrangement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) or (B) any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state or local Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to any material Taxes.

(ix)        The Company and each of its Subsidiaries has timely paid all material amounts to the applicable Governmental Entity and timely filed all material applicable reports or returns with the applicable Governmental Entity as required pursuant to any escheatment, abandoned or unclaimed property Law.

(o)          Intellectual Property.

(i)        Section 5.1(o)(i) of the Company Disclosure Letter sets forth a list of all registered or applied for patents, trademarks, and copyrights owned by the Company or any of its Subsidiaries (“Registered IP”). All Registered IP that is material to the conduct of the Company and its Subsidiaries, taken as a whole, is subsisting and, to the Knowledge of the Company and in the jurisdiction(s) where such Registered IP is issued or registered, is valid and enforceable. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is the exclusive owner of the Registered IP, free and clear of all liens other than Permitted Liens.

(ii)      Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property necessary for its business as currently conducted (the “Company IP”), free and clear of all Liens, except for Permitted Liens.

(iii)      To the Knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have not since the Applicable Date infringed, misappropriated or otherwise violated, and do not, infringe, misappropriate or otherwise violate, the Intellectual Property rights of any third party and there are no pending proceedings, administrative claims, litigation, suits, actions or investigations alleging the same (B) no third party is infringing, misappropriating or otherwise violating any Company IP owned by the Company or any of its Subsidiaries, and (C) none of the Company nor any of its Subsidiaries has received written notice from any third party alleging that the operation of the business of the Company or any of its Subsidiaries infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of such third party.

(iv)        Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (A) the Company and its Subsidiaries have implemented and maintained commercially reasonable policies and procedures designed to protect the security, integrity and privacy of Personal Data and backup, security and disaster recovery technology and procedures, (B) the Company and its Subsidiaries are in all material respects in compliance with applicable Laws and Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all material respects with their respective privacy policies, (C) to the Knowledge of the Company, there have not been any incidents of, or third party claims related to, any theft, loss, security breaches, unauthorized access to, or unauthorized disclosure or use of, any Personal Data in the Company’s or any of its Subsidiaries’ possession and (D) neither the Company nor any of its Subsidiaries has received since the Applicable Date any written notice of any material claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

(v)         Except as would not reasonably be expected to have a Company Material Adverse Effect, since the Applicable Date, there have been no material failures, crashes, or other adverse events affecting the Company Systems that have materially and adversely affected the business of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there are (A) no defects in any of the proprietary products or services of the Company or any of its Subsidiaries that would prevent the same from performing materially in accordance with the Company’s obligations to counterparties under any Contract; and (B) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same introduced by the Company or any of its Subsidiaries or any of their respective employees in any such product or service. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries possess all source code and other materials (other than Open Source Software) that embody Company IP owned by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any proprietary source code (excluding, for clarity, any Open Source Software) that embodies Company IP owned by the Company or any of its Subsidiaries to any third party, and neither the Company nor any of its Subsidiaries has done the same.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with all terms and conditions of any license for Open Source Software.

(vi)        This Section 5.1(o) constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 5.1(o).

(p)          Compliance with Health Regulatory Laws.

(i)          (A) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Health Regulatory Laws.  (B) Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice, including any whistleblower complaint or qui tam suit, from any Governmental Entity regarding any material violation of any applicable Health Regulatory Laws, nor, to the Knowledge of the Company, has any such notice, action or assertion been filed or commenced, nor, has any Governmental Entity indicated an intention to file or commence the same, against the Company or  any of its Subsidiaries alleging that the Company or any of its Subsidiaries is not in material compliance with the Health Regulatory Laws.

(ii)        Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), acting on their behalf:

(A)         are or have been convicted of or pled nolo contendere to sufficient facts regarding, any violation of a Health Regulatory Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”) or any other criminal offense that would result in mandatory exclusion from Federal Health Care Programs;

(B)         are or have been excluded, suspended or debarred from participation in, or are otherwise ineligible to participate in, any Federal Health Care Program or listed on the General Services Administration-published list of parties excluded from procurement programs and non-procurement programs;

(C)         have entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or similar agreement with any Governmental Authority with respect to any actual or alleged violation of any Health Regulatory Law;

(D)         have made, or are in the process of making, or are considering making a voluntary self-disclosure as may be required or permitted under any Health Regulatory Law; or

(E)          have knowingly made an untrue or fraudulent statement to any Governmental Entity or knowingly failed to disclose a fact required to be disclosed to a Governmental Entity.

(iii)       Since the Applicable Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity indicating that the Company or any of its Subsidiaries is subject to any sanctions or enforcement actions by any Governmental Entity responsible for the oversight or enforcement of Health Regulatory Laws, including any outstanding fines, injunctions, civil, administrative or criminal penalties, settlement, investigations or suspensions, except where such sanctions or enforcement action would not reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is, nor from the Applicable Date to the date of this Agreement has been:

(A)         subject to any reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity relating to alleged non-compliance with any applicable Health Regulatory Laws; or

(B)       except for the Company’s and its Subsidiaries’ satisfaction of routine requests made by Governmental Entities which do not impact the Company’s or its Subsidiaries’ business or operations, a party to any agreement, settlement, consent decree, monitoring agreement or other similar agreement with any Governmental Entity addressing measures to satisfy compliance with any applicable Health Regulatory Laws.

(iv)      Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and any and all implementing rules and regulations of a Governmental Entity as of the date hereof (collectively, “HIPAA”), and all material business associate agreements and other agreements pertaining to the protection of patient data or protected health information.

(q)         Properties.  Neither the Company nor any of its Subsidiaries owns any real property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any land, buildings, structures, improvements, fixtures or other interest in real property (the “Leased Real Property”) is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with notice, lapse of time, or both, would constitute a breach or default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.  Section 5.1(q) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Lease to which the Company or any of its Subsidiaries is a party that is material to the Company and its Subsidiaries, taken as a whole, including the identity of the lessor and lessee and the address of each material parcel of Leased Real Property subject thereto. The Leased Real Property identified in Section 5.1(q) of the Company Disclosure Letter comprises all of the real property used in the business of the Company and its Subsidiaries.

(r)          Insurance.  Except as would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries are in full force and effect, are sufficient to comply with applicable Law and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and no notice of cancellation or modification has been received by the Company or any of its Subsidiaries, and to the Knowledge of the Company there is no existing default or event which with the giving of notice or lapse of time or both, would constitute a default by the Company or its Subsidiaries thereunder and all premiums due thereunder on or prior to the date hereof have been paid.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

(s)          Financial Advisor Opinion.  The board of directors of the Company has received an oral opinion from BofA Securities, Inc. (“BofA”), to be confirmed by delivery of a written opinion, dated as of July 12, 2020, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration or Offer Price to be received by holders of Class A Shares (other than holders of Excluded Shares or Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be made available to Parent solely for informational purposes promptly following the execution of this Agreement.

(t)          Brokers and Finders.  The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer, the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged BofA as the Company’s financial advisor, the financial arrangements with which have been disclosed in writing to Parent on or prior to the date of this Agreement.

(u)          Related Party Transactions.  Since the Applicable Date, other than the relationships and contracts that will be terminated pursuant to the Exchange Agreement and the TRA Termination Agreement, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC Agreement.

(v)        Reserves. The aggregate claims reserves of Benefytt, LLC (including reserves established under Law or otherwise for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) with respect to its insurance business) were determined, in all material respects, in accordance with generally accepted actuarial standards and meet, in all material respects, the requirements of applicable Law with respect to the establishment of claims reserves.

(w)        No Other Representations and Warranties.  Except for the express representations and warranties of the Company contained in this Agreement and the Transaction Documents to which the Company is a party, the Company is not making and has not made and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither the Company nor any Person on behalf of the Company is making, or has made, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub or their representatives in connection with the transactions contemplated by this Agreement.  Except for the representations and warranties expressly set forth in this Agreement and the Transaction Documents to which the Company is a party the Company hereby disclaims and shall have no liability or responsibility for any and all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Parent or any of Parent’s Affiliates or any Representatives of Parent or any of Parent’s Affiliates, including omissions therefrom.  Without limiting the foregoing, the Company makes no representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Parent or any of its Affiliates or any Representatives of Parent of any of its Affiliates regarding the success, profitability or value of the Company.  Notwithstanding the foregoing, nothing herein shall limit the right of Parent to rely on the representations and warranties of the Company expressly set forth in this Agreement and the Transaction Documents to which the Company is a party.

5.2        Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure also applies to and qualifies such other section or subsection of this Agreement), Parent and Merger Sub hereby represent and warrant to the Company as follows:

(a)         Organization, Good Standing and Qualification.  Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is in good standing as a foreign legal entity (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the cases of (ii) and (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and certificate of incorporation and bylaws of Merger Sub, in each case as amended to and in effect on the date of this Agreement.

(b)       Ownership of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 Merger Sub Shares. As of the date of this Agreement, there are 1,000 Merger Sub Shares issued and outstanding, all of which were duly authorized and are validly issued, fully paid and non-assessable.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other shares of capital stock or securities of Merger Sub existing, issued or outstanding, (B) no securities of Merger Sub convertible into or exchangeable or exercisable for equity securities or other securities of Merger Sub or any other Person and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any securities or securities convertible into or exchangeable or exercisable for any securities of Merger Sub.  Merger Sub was formed solely for purposes of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date of this Agreement and does not have any assets, liabilities or obligations of any nature other than those incident to its formation, and prior to the Effective Time will not have engaged in any business and will not have any assets, liabilities or obligations other than those arising pursuant to this Agreement and the transactions contemplated hereby, including the Merger.

(c)         Corporate Authority; Approval.  Each of Parent and Merger Sub have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the other transactions contemplated hereby, including the Offer and the Merger (subject, in the case of Merger Sub, to obtaining the approval contemplated by Section 6.16).  This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the due and valid execution hereof by the Company) constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The approval of Parent as the sole stockholder of Merger Sub that is to be delivered pursuant to Section 6.16 is the only vote or approval required in order for Parent and Merger Sub to execute and deliver this Agreement, to perform their obligations under this Agreement, or to consummate the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions of this Agreement.

(d)          Governmental Filings; No Violations.

(i)          Other than (A) the filing of the Certificate of Merger pursuant to Section 1.4, (B) as required under the HSR Act in connection with the Offer or the Merger, (C) as set forth on Section 5.2(d)(i)(C) of the Parent Disclosure Letter (the “Parent Required Regulatory Law Filings” and, together with the Company Required Regulatory Law Filings, the “Required Regulatory Law Filings”), (D) any filings with the SEC required to be made pursuant to Section 1.1(f) or (g) of this Agreement and (E) such filings notices, reports, consents, registrations, approvals, permits expirations of waiting periods or authorizations that the failure to give, make or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, no filings, notices and/or reports are required to be made by Parent or Merger Sub or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Merger Sub or their Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby.

(ii)         The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, (A) contravene or constitute or result in a breach or violation of, or a default under, the respective certificates of incorporation or bylaws of Parent and Merger Sub, (B) with or without the lapse of time or the giving of notice or both, result in a breach or violation of or constitute a default under, permit any termination, cancellation, or modification (or right of termination, cancellation, or modification) of or right to payment of additional fees under, create or accelerate any obligations under, or result in the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries, or (C) assuming the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.2(d)(i) are made or obtained, contravene, conflict with or result in any violation under any Law, Order or License to which Parent or any of its Subsidiaries is subject, except, in the case of clauses (B) and (C), for any such breaches, violations, defaults, terminations, cancellations, modifications, payments, accelerations, creations, changes, contraventions, or conflicts that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e)          Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or that would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, would otherwise reasonably be expected to have a Parent Material Adverse Effect.

(f)        Brokers and Finders.  Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, except that Parent has employed SunTrust Robinson Humphrey, Inc. as its financial advisor and incurred or will incur liability to such financial advisor.

(g)          Financial Ability.

(i)          Assuming the funding of the full amount of the Financing pursuant to the terms of the Commitment Letters (assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent), Parent will have as of the Effective Time, sufficient cash on hand (x) for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement required to be paid by Parent or Merger Sub at the Effective Time, including, without limitation, the payment of the Offer Acceptance Consideration, the aggregate Merger Consideration, all other amounts payable by Parent or Merger Sub pursuant to Article IV, (y) to pay off, satisfy, terminate and discharge the Existing Credit Facility, including the release of any guarantees relating thereto and the release of any Liens or other security thereunder (the “Debt Payoff”), and (z) to pay all fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation on the Closing Date in connection with the transactions contemplated by this Agreement (such amount, the “Required Financing Amount”).

(ii)         Simultaneous with the execution of this Agreement, Parent has delivered to the Company (A) a correct and complete copy of a fully executed debt commitment letter, addressed to Merger Sub from the lenders party thereto (together with their permitted successors and assigns, and any lenders that become a party thereto pursuant to amendments, restatements and joinders, in each case in accordance with the terms hereof and thereof (collectively, the “Lenders”)) and dated the date hereof, together with all related term sheets, fee letters and side letters (if any), including with respect to all related “market flex” rights (each as customarily redacted to remove any fees and other economic terms, none of which would result in any additional conditionality to the availability of the financing contemplated thereby, adversely impact the enforceability (or alter the termination provisions thereof) or reduce the aggregate principal amount of the financing contemplated thereby (other than the implementation of additional upfront fees as expressly set forth therein)) (in each case, together with all exhibits, schedules, annexes, supplements and term sheets forming part thereof, and as replaced, amended or modified only in accordance with Section 6.15, the “Bank Commitment Letter”) pursuant to which the Lenders have committed to provide Parent with debt financing in the aggregate amount set forth therein (the “Bank Financing”) and (B) a correct and complete copy of a fully executed preferred stock commitment letter, addressed to Daylight Beta Intermediate Corp., a Delaware corporation (the “Issuer”), and a direct or indirect parent company of Parent, from the purchasers party thereto (together with their permitted successors and assigns, and any purchasers that become a party thereto pursuant to amendments, restatements and joinders, in each case in accordance with the terms hereof and thereof (collectively, the “Purchasers” and, together with the Lenders, collectively, the “Debt Commitment Parties”) and dated the date hereof, together with all related term sheets, fee letters and side letters (if any) (each as customarily redacted to remove any fees and other economic terms, none of which would result in any additional conditionality to the availability of the financing contemplated thereby, adversely impact the enforceability (or alter the termination provisions thereof) or reduce the aggregate principal amount of the financing contemplated thereby) (in each case, together with all exhibits, schedules, annexes, supplements and term sheets forming part thereof, and as replaced, amended or modified only in accordance with Section 6.15, the “Preferred Stock Commitment Letter” and, together with the Bank Commitment Letter, the “Debt Commitment Letters”), pursuant to which the Purchasers have committed to purchase from the Issuer preferred stock with the initial liquidation preference set forth therein (the “Preferred Stock Financing” and, together with the Bank Financing, collectively, the “Debt Financing”), the proceeds of which will be used, in whole or in part, to fund Parent’s payment of the Offer Acceptance Consideration, the Merger Consideration and other amounts payable by Parent or Merger Sub pursuant to this Agreement and related fees and expenses.

(iii)         Simultaneous with the execution of this Agreement, Parent has delivered to the Company a correct and complete copy of a fully executed commitment letter addressed to Parent from Madison Dearborn Capital Partners VIII-A, L.P, Madison Dearborn Capital Partners VIII-C, L.P., Madison Dearborn Capital Partners VIII Executive-A, L.P., each a Delaware limited partnership (collectively, the “Equity Investor”) and dated as of the date hereof (as amended or modified only in accordance with Section 6.15, the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”), pursuant to which the Equity Investor has committed, subject to the terms and conditions thereof, to provide equity financing to fund a portion of the Offer Acceptance Consideration, the Merger Consideration and other amounts payable hereunder through an investment in the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).  The aggregate amount of the Financing set forth in the Commitment Letters is sufficient to fund the Required Financing Amount when required pursuant to this Agreement.

(iv)         As of the date of this Agreement, the Equity Commitment Letter is a legal, valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms, subject only to the Bankruptcy and Equity Exception.  As of the date of this Agreement, each Debt Commitment Letter is a legal, valid and binding obligation of the Issuer or Merger Sub, as applicable, to the Knowledge of Parent, the other parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms, subject only to the Bankruptcy and Equity Exception.

(v)          There are no side letters or other Contracts to which Parent or any of its Affiliates is a party relating to the Financing other than (A) as expressly set forth in the Commitment Letters or provided to the Company on or prior to the date hereof and (B) customary engagement letter(s) or nondisclosure agreement(s) or other Contracts that do not adversely impact the conditionality, availability or aggregate amount of the Financing.

(vi)         The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof and is entitled to enforce such agreement to the extent provided therein, and that Parent and the Equity Investor have waived any defenses to the enforceability of such third party beneficiary rights, in each case in accordance with its terms and subject to the limitations set forth therein and herein, including Section 9.13 (Specific Performance).

(vii)      As of the date of this Agreement, (A) none of the Commitment Letters has been amended, restated or otherwise modified (and no such amendment, restatement or modification is contemplated) and (B) the respective commitments set forth in the Commitment Letters have not been reduced, withdrawn, rescinded, amended, restated or otherwise modified in any respect (and no such reduction, withdrawal, rescission, amendment, restatement or modification is contemplated by Parent or, to the Knowledge of Parent, any other party thereto), in each case except in connection with any amendments, restatements or modifications to effectuate any "market flex" terms contained in the Debt Commitment Letters or to add additional lenders, arrangers or agents thereto and re-allocate the commitments among such Persons in each case as provided for therein).  As of the date of this Agreement, none of Parent, the Issuer or Merger Sub is in breach of or default under any Commitment Letter to which it is a party, and no event has occurred which would (or that with notice or lapse of time or both would) result in a breach of, or constitute a default by Parent, the Issuer or Merger Sub, as applicable, under, any term or condition in the Commitment Letter to which it is a party, and to the Knowledge of Parent, no other party thereto is in breach of or default under any of the Commitment Letters and no event has occurred which would (or with notice or lapse of time or both would) constitute a breach of, or a default by, any such party under any term of or condition in the Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or materially delayed. As of the date of this Agreement, no party to any Commitment Letter has notified Parent of its intention to terminate such Commitment Letter in whole or in part prior to the Closing Date or not to provide any portion of the Financing contemplated thereby.  There are no conditions precedent related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters.  As of the date hereof, Parent (x) is not aware of any fact or occurrence that makes any of the representations or warranties of Parent, the Issuer or Merger Sub, as applicable, in any of the Commitment Letters inaccurate (taking into account any qualifiers as to knowledge and materiality in such representations and warranties), (y) has no reason to believe that it will be unable to satisfy on a timely basis any condition to be satisfied by it , the Issuer or Merger Sub, as applicable, contained in the Commitment Letter to which it is a party and (y) has no reason to believe that the Required Financing Amount will not be available to Parent on the Closing Date, including any reason to believe that either the Equity Investor or the Debt Commitment Parties will not perform their respective funding obligations under the Commitment Letters to which they are a party in accordance with their respective terms and conditions.  Each of Parent, the Issuer, and Merger Sub, as applicable, has fully paid any and all commitment fees and other fees required by the Debt Commitment Letter to which it is a party to be paid as of the date of this Agreement, and will pay (or cause to be paid) in full any and all other commitment fees and other fees required to be paid thereunder as and when they become payable in accordance with the terms thereof.

(h)          Limited Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantee.  As of the date of this Agreement, the Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor and enforceable against the Guarantor in accordance with its terms and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default on the part of the Guarantor under the Limited Guarantee.

(i)       No Ownership of Company Common Stock. As of the date of this Agreement, none of Parent or Merger Sub or their respective Subsidiaries, Affiliates or associates beneficially owns any Class A Shares or Class B Shares or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

(j)          Disclosure. None of the Offer Documents will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of Parent or Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents.

(k)        No Other Representations and Warranties.  Except for the representations and warranties of Parent and Merger Sub contained in this Agreement and the Transaction Documents to which the Parent or Merger Sub is a party, neither Parent nor Merger Sub is making and has made, and no other Person is making or has made on behalf of Parent and Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither Parent nor Merger Sub nor any person on behalf of Parent and Merger Sub is making any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

(l)          Access to Information; Disclaimer.  Parent and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries and with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the documents made available by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Section 5.1 of this Agreement and the Transaction Documents to which the Company is a party, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the express representations and warranties contained in Section 5.1 of this Agreement and the Transaction Documents to which the Company is a party, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its Affiliates or any of their respective equityholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning the Company or any of the transactions contemplated by this Agreement, including any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations.

ARTICLE VI

COVENANTS

6.1          Interim Operations.

(a)        Conduct of Business of the Company. During the period beginning from and after the execution of this Agreement and ending on the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except to the extent (1) consented to or approved by Parent in writing (such consent or approval not to be unreasonably withheld, conditioned or delayed), (2) required by applicable Law, (3) required by this Agreement or (4) otherwise disclosed in Section 6.1(a) of the Company Disclosure Letter, the Company shall use its reasonable best efforts to (i) conduct its business and the business of its Subsidiaries in the ordinary course of business, (ii) preserve intact its business organization, operations, assets, goodwill and relationships with material customers, carriers, suppliers, licensors, licensees, distributors, officers, employees and other third parties and (iii) operate its business and the business of its Subsidiaries in accordance with applicable Law.  Without limiting the generality of the foregoing, during the Pre-Closing Period, except (A) as required by applicable Law, (B) as Parent may consent to or approve in writing (such consent or approval not to be unreasonably withheld, conditioned or delayed in the cases of clauses (v), (vii)- (ix), (xi)-(xiii), (xv), (xvii)-(xx)), (C) as disclosed in the applicable subsection of Section 6.1(a) of the Company Disclosure Letter or (D) as required by this Agreement or any other Transaction Document, the Company shall not and will not permit any of its Subsidiaries to:

(i)          amend its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not reasonably be expected to prevent, materially delay or materially impair the Offer, the Merger or the consummation of the other transactions contemplated by this Agreement);

(ii)       take actions to (A) adjust, split, combine, subdivide or reclassify any shares of capital stock, or (B) repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests (other than (I) pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, any Company Equity Awards, or otherwise pursuant to the Company Stock Plan or any outstanding Company Equity Awards in accordance with their terms as of the date of this Agreement and (II) in connection with the exchange of Series B Membership Interests for Class A Shares in accordance with the Company Certificate of Incorporation, the Operating Agreement and the Existing Exchange Agreement);

(iii)      establish a record date for, declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company);

(iv)        merge or consolidate with or into any other Person, or restructure, reorganize, recapitalize, consolidate or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of the Company that would not reasonably be expected to prevent, materially delay or materially impair the Offer, the Merger or the other transactions contemplated by this Agreement);

(v)        except as required by the existing terms of a Company Plan listed on Section 5.1(h)(i) of the Company Disclosure Letter, (A) increase the compensation or benefits payable to any current or former employee, director, or individual service provider of the Company or any of its Subsidiaries, other than increases in base salary or fees for employees or independent contractors with annual base salary or annual fees below $250,000 (after giving effect to such increases) in the ordinary course of business consistent with past practice that does not exceed 5% on an individual basis or $50,000 in the aggregate; (B) grant any new equity-based awards, or amend or modify the terms of any such outstanding awards under the Company Stock Plan, (C) grant any extraordinary bonus (including any change of control, transaction or other similar bonus) to any director or executive officer of the Company or its Subsidiaries, (D) enter into any new agreement providing for severance, other than as required under a Company Plan listed on Section 5.1(h)(i) of the Company Disclosure Letter, (E) make any change to any Company Plan that would materially increase the costs to the Company or any of its Subsidiaries in respect of such Company Plan, or establish, enter into, terminate or materially amend any Company Plan (or any plan, agreement or arrangement that would be a Company Plan if in existence on the date hereof, other than as permitted under subsections (A)-(D) hereof or routine changes to health and welfare plans in the ordinary course of business that do not result in any material increase in costs to the Company in the aggregate), or (F) accelerate the payment, funding or timing of any compensation due under any Company Plan or otherwise;

(vi)       (A) incur any Indebtedness, except (x) in the ordinary course of business, borrowings under the Existing Credit Facility as in effect on the date of this Agreement, (y) Indebtedness solely between or among the Company and its wholly owned Subsidiaries and (z) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business which in the aggregate do not exceed $10,000,000, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of the Company and its wholly owned Subsidiaries, (C) mortgage, pledge or place a Lien (other than Permitted Liens) upon any material properties or material assets (whether tangible or intangible) of the Company or any of its Subsidiaries (including capital stock of any of its Subsidiaries and Intellectual Property), or (D) make (i) voluntary prepayment or (ii) any amortization payment of the outstanding term loan under the Existing Credit Facility other than scheduled amortization payments not in excess of the amount and only at the time(s) required by the terms of the Existing Credit Facility (as in effect on the date of this Agreement);

(vii)       make or commit to any capital expenditures other than in the ordinary course of business and which do not exceed $1,000,000, in the aggregate;

(viii)     other than in the ordinary course of business (and except for any such transactions solely by and among any wholly owned Subsidiaries of the Company) and for properties or assets with fair market value which do not exceed $2,000,000, individually and $5,000,000, in the aggregate, transfer, lease, license, sell, abandon, assign or otherwise dispose of any properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries (including capital stock of any of its Subsidiaries and Intellectual Property);

(ix)        disclose any material confidential information (including source code) of the Company or any of its Subsidiaries to any Person, other than in the ordinary course of business consistent with past practice pursuant to a written confidentiality agreement;

(x)         issue, deliver, sell, or grant, or commit to issue, sell or grant any Company Securities or shares of capital stock or other equity interests of any of the Company’s Subsidiaries, or any securities convertible into or exchangeable or exercisable for such shares or equity interests, or any options, warrants or other rights to acquire any such shares or equity interests, except (A) for any Class A Shares issued pursuant to Company Equity Awards outstanding on the date of this Agreement, in accordance with the terms of such awards and the Company Stock Plan as of the date of this Agreement or as required by the Exchange Agreement, (B) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company, Agreement and (C) in connection with the exchange of Series B Membership Interests for Class A Shares in accordance with the Company Certificate of Incorporation, the Operating Agreement and the Existing Exchange Agreement;

(xi)       spend or commit to spend in excess of $2,500,000 individually or $5,000,000 in the aggregate to acquire or invest in any business (including any equity interests therein) or other assets or real property, whether by merger, consolidation, purchase of stock, property or assets or otherwise (other than (A) any transaction solely among the Company and/or any of its wholly owned Subsidiaries, and (B) for assets that are used in the ordinary course of business);

(xii)       (A) make any material change with respect to the Company’s financial accounting policies or procedures or (B)  revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business, in each case, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xiii)      enter into any new line of business (other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business conducted by the Company as of the date of this Agreement);

(xiv)     make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company or loan or advances to service providers of the Company or any of its Subsidiaries in the ordinary course of business);

(xv)       (A) amend, waive or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract (including the Existing Credit Facility) or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company or its Subsidiaries than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof; provided that the foregoing shall not prohibit or restrict the ability of the Company or its wholly owned Subsidiaries to take any action described in this Section 6.1(a)(xv) with respect to Contracts solely between or among the Company and/or one or more of its wholly owned Subsidiaries;

(xvi)    settle, compromise or propose to settle or compromise any Proceedings involving or against the Company or any of its Subsidiaries, other than settlements or compromises (A) involving a monetary payment not in excess of $1,000,000 individually or $3,000,000 in the aggregate or any de minimis injunctive or equitable relief or restrictions on the business activities of the Company and its Subsidiaries and (B) for amounts not in excess of the Company’s available insurance coverage as of the date hereof and, in each case, not with a Governmental Entity;

(xvii)     (A) enter into, negotiate, modify or extend any CBA or (B) recognize or certify any labor union, labor organization, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(xviii)     implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that implicate the WARN Act;

(xix)       hire, engage, furlough, temporarily layoff or terminate (without cause)  any officer or senior manager;

(xx)     waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any person (other than a service provider of the Company or a Subsidiary), or enter into any such obligation binding on the Company or its Subsidiaries;

(xxi)      make, revoke or change any material Tax election, settle or compromise any liability or assessment with respect to any material Taxes, surrender any claim for a refund of material Taxes, adopt or change (or make a request to any Governmental Entity to change) any material method of accounting for Tax purposes, amend any material Tax Return, enter into any closing agreement with respect to any material Taxes or file any material Tax Return in a manner inconsistent with past practice; or

(xxii)      agree or commit to do any of the foregoing.

(b)         Conduct of Business of Parent and Merger Sub. During the Pre-Closing Period, Parent and Merger Sub shall not, without the prior written consent of the Company, take (or permit any Subsidiary of Parent to take) any action that is intended, or would reasonably be expected, individually or in the aggregate, to result in any conditions to the Merger not being satisfied prior to the Outside Date, provided that, notwithstanding anything herein to the contrary, Section 1.1, Section 6.15 and Section 6.5 shall be Parent and Merger Sub’s sole and exclusive obligations with respect to the subject matter hereof.

6.2         Acquisition Proposals.

(a)          No Solicitation or Negotiation.

(i)         Except as permitted by this Section 6.2, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall use its reasonable best efforts to cause its and any of its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(A)         solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing information), or take any action designed to lead to, any inquiries, indication of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(B)          continue, knowingly encourage, knowing facilitate, or otherwise participate in any discussions or negotiations with any Person regarding any Acquisition Proposal; or

(C)       knowingly provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal.

(ii)      The Company shall, and the Company shall cause its Subsidiaries and shall instruct its and their Representatives to, (x) immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal, offer, inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (y) immediately terminate all physical and electronic data room access previously granted to any such Person or its representatives and request the prompt return or destruction of any confidential information provided to any such Person or its Representatives, and (z) not waive any standstill, confidentiality, or similar provision to which the Company or any of its Subsidiary is a party; provided that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation solely to make an unsolicited and nonpublic Acquisition Proposal in compliance with this Section 6.2 or from granting such a waiver, in each case, to the extent that (A) such waiver is required for such Person to make an unsolicited and nonpublic Acquisition Proposal to the Company in compliance with this Section 6.2 and (B) the Company’s board of directors has determined in good faith after consultation with its outside legal counsel that such waiver is necessary to comply with the directors’ fiduciary duties under applicable Law. Any failure to comply with the Company’s instructions required under this Section 6.2(a)(ii) by any of the Company’s or its Subsidiary’s Representatives shall be deemed to be a breach of this Agreement by the Company.

(b)        Discussions.  Notwithstanding anything to the contrary in Section 6.2(a) or elsewhere in this Agreement, prior to the Offer Acceptance Time and after giving written notice to Parent, the Company may (and may permit its Representatives to), if the Company receives an unsolicited written Acquisition Proposal after the date of this Agreement that is not preceded by a breach of Section 6.2(a) or Section 6.2(e) and that the Company’s board of directors reasonably believes is bona fide and determines in good faith, based on the information then available and after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation (a “Financial Advisor”), that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, (i) provide or give access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal, its potential sources of financing and their respective Representatives pursuant to an Acceptable Confidentiality Agreement (provided that any non-public information not previously provided to Parent is made available to Parent promptly (and in any event within twenty-four (24) hours) following the time such non-public information is made available to such Person) and (ii) engage or participate in any discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

(c)         Notice of Acquisition Proposals.  The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if any inquiry, proposal, offer or indication of interest with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal is received by the Company, any of its Subsidiaries or any of their respective Representatives, indicating, in such notice, the identity of such Person and the material terms and conditions thereof and provide Parent with a copy of any such inquiry, proposal or offer or indication of interest and any draft agreement, term sheet, financing commitment and other documents provided in connection therewith.  The Company shall keep Parent reasonably informed, on a prompt basis, of any material developments with respect to any such inquiry, request for information, proposal, offer or indication of interest (including promptly notifying Parent in writing of any material changes to the terms of any such proposals or offers (and, in any event, within twenty-four (24) hours).

(d)          Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act), other than Parent or its Subsidiaries, relating to (i) any merger, consolidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, sale, license or other similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group would, directly or indirectly, acquire beneficial ownership of twenty percent (20%) or more of the outstanding Shares or outstanding membership interests of Holdings (or twenty percent (20%) or more of the issued and outstanding securities of the surviving or resulting company in a merger, consolidation, business combination or similar transaction), securities representing twenty percent (20%) or more of the total voting power of the Company or Holdings, or twenty percent (20%) or more of the consolidated revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries, (ii) any acquisition by such Person or group (as defined in or under Section 13 of the Exchange Act), which if consummated would result in such Person or group becoming the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding Shares or outstanding membership interests of Holdings, securities representing twenty percent (20%) or more of the total voting power of the Company or Holdings, or twenty percent (20%) or more of the consolidated revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement and whether in one or a series of related transactions.

“Intervening Event” means any material change, event, development or occurrence with respect to the Company that (i) was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which change, event, development or occurrence, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the Offer Acceptance Time and (ii) does not relate to (A) any Acquisition Proposal or (B) any (x) changes in the market price or trading volume of the Company or (y) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).

“Superior Proposal” means any bona fide written offer from any Person or “group” made after the date of this Agreement that is not preceded by a breach of Section 6.2(a) or Section 6.2(e) and that, if consummated, would result in such Person or group (or their stockholders) owning, directly or indirectly, a majority of the outstanding Shares (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger), securities representing a majority of the total voting power of the Company or Holdings, or a majority of the assets of the Company and its Subsidiaries, taken as a whole, and which the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and Financial Advisor) to be (i) more favorable to the holders of Shares, from a financial point of view, than the Transactions and (ii) reasonably likely to be completed, in each case of clauses (i) and (ii), taking into account the financial terms of such proposal (including, if applicable at the time of such determination, any changes to the financial terms of this Agreement or the transactions contemplated hereby then proposed by Parent in response to such offer or otherwise), and such legal, regulatory, financing and other aspects of such proposal that the Company’s board of directors considers appropriate.

(e)        No Change in Recommendation or Alternative Acquisition Agreement.  Except as provided in Section 6.2(f) and Section 6.2(g), the Company’s board of directors (and each of its committees) shall not (i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal (each, a “Change in Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend any Acquisition Proposal or to enter into an Alternative Acquisition Agreement, (iv) fail to include the Company Recommendation in Schedule 14D-9, or (v)  fail to expressly reaffirm publicly the Company Recommendation within ten (10) Business Days following Parent’s written request to do so if an Acquisition Proposal is publicly announced or disclosed. For the avoidance of doubt, a factually accurate public statement that solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (that includes a reaffirmation of the Company Recommendation) shall not be deemed a Change in Recommendation.

(f)         Change in Recommendation for Superior Proposal.  Notwithstanding anything to the contrary set forth in this Agreement, including in Section 6.2(e), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that is not preceded by a breach of Section 6.2(a) or Section 6.2(e) and that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and Financial Advisors, constitutes a Superior Proposal and the failure to make a Change in Recommendation or terminate this Agreement in response to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company’s board of directors may, at any time prior to the Offer Acceptance Time, make a Change in Recommendation or terminate this Agreement in accordance with Section 8.3(b) in order to enter into a definitive Alternative Acquisition Agreement (or cause or permit the Company or any of its Subsidiaries to enter into a definitive Alternative Acquisition Agreement) with respect to such Superior Proposal if, in either case, prior thereto all of the following conditions are met:

(i)          the Company shall have provided to Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall (A) state that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (B) specify the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and (C) include a copy of the proposed Alternative Acquisition Agreement, proposed financing commitment (if any) and any other ancillary agreements and other documents relating to such Acquisition Proposal;

(ii)         after providing such notice and prior to making a Change in Recommendation or terminating this Agreement in accordance with Section 8.3(b), as applicable, the Company shall have engaged and negotiated in good faith with Parent (to the extent Parent wishes to negotiate) during such four (4) Business Day period, which may be on a non-exclusive basis, with respect to any adjustments proposed by Parent during such period to the terms and conditions of this Agreement or the transactions contemplated hereby such that the Acquisition Proposal would cease to constitute a Superior Proposal or the Company’s board of directors would no longer determine that the failure to make such Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(b), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; and

(iii)        following the end of such four (4) Business Day period, the Company’s board of directors shall have determined, in good faith, after consultation with its Financial Advisor and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(b), as applicable, would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of such Superior Proposal shall require a new notice under Section 6.2(f)(i)) and compliance with the Company’s obligations under Sections 6.2(f)(i)—(iii), except that each reference to a four (4) Business Day period shall be to a two (2) Business Day period.

(g)        Change in Recommendation for Intervening Event.  Notwithstanding anything to the contrary set forth in this Agreement, including in Section 6.2(e), upon the occurrence of any Intervening Event, the Company’s board of directors may, at any time prior to the Offer Acceptance Time, make a Change in Recommendation if prior thereto all of the following conditions are met:

(i)         the Company’s board of directors shall have determined in good faith, after consultation with its outside legal counsel, that an Intervening Event has occurred and the failure to make a Change in Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law;

(ii)         the Company shall have provided to Parent four (4) Business Days’ prior written notice, which notice shall (A) set forth in reasonable detail information describing the material circumstances giving rise to such Intervening Event and the rationale for the proposed Change in Recommendation and (B) state expressly that, subject to clauses (iii) and (iv) below, the Company’s board of directors has determined to make a Change in Recommendation;

(iii)        after providing such notice and prior to making such a Change in Recommendation, the Company shall have engaged and negotiated in good faith with Parent (to the extent Parent wishes to negotiate) during such four (4) Business Day period with respect to any adjustments to the terms and conditions of this Agreement or the transactions contemplated hereby such that the failure of the Company’s board of directors to make a Change in Recommendation in response to the Intervening Event in accordance with clause (iv) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(iv)        following the end of such four (4) Business Day period, the Company’s board of directors shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Change in Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(h)         Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall or shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including from issuing a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from making any disclosure to the Company’s stockholders if the Company’s board of directors concludes, after consultation with outside legal counsel, that such disclosure is required under applicable Law; provided that this Section 6.2(h) shall not be deemed to permit the Company or the Company’s board of directors to make a Change in Recommendation except in accordance with Section 6.2(f) or Section 6.2(g).

6.3         [Reserved.]

6.4         [Reserved.]

6.5         Reasonable Best Efforts.

(a)       Subject to the terms and conditions of this Agreement, including Section 6.2, the Company and Parent shall (and shall cause their respective Subsidiaries to) cooperate with each other and use their respective reasonable best efforts to promptly take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to satisfy the other party’s conditions to, and to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement no later than the Termination Date, including (i) preparing and filing as promptly as reasonably practicable the Required Regulatory Law Filings that must be filed prior to Closing (which in any event shall occur within ten (10) Business Days after the date of this Agreement) and all other documentation to effect all necessary notices, petitions, statements, registrations, reports and other filings necessary or advisable to be filed with or made to any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) obtaining (and taking all steps necessary to obtain) all consents, registrations, approvals, permits, waivers, Licenses, permits, Orders, expirations of waiting periods and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by and delivering notification to, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Offer, the Merger or the transactions contemplated hereby or to maintain and preserve the benefits to the Surviving Corporation under the Material Contracts as of and following the consummation of the Merger, and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement, provided, however, that such efforts shall not include any requirement to expend money (other than filing, application, legal, or consulting fees), commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Company and Parent shall (and shall cause their respective Subsidiaries to), as applicable, reasonably promptly advise the other party upon providing such notices or receiving any such consents or waivers and, to the extent practicable, permit the other party to review in advance and consult with respect to the content and substance of such consents or waivers.

(b)         In furtherance and not in limitation of Section 6.5(a), each of the parties hereto agrees to (i) make, within ten (10) Business Days after the date of this Agreement, the notifications and filings required to be made under the HSR Act and requesting early termination of the waiting period thereunder, (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use reasonable best efforts to take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain any and all consents, authorizations, waivers and approvals under the HSR Act or any other Antitrust Laws that may be required by any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate the Offer, the Merger and the other transactions contemplated hereby.

(c)         Subject to Section 6.5(d), in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws, including a request for additional information (a “Second Request”), unless otherwise agreed to by Parent and the Company, the parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable and advisable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.  None of the parties, without the other party’s prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws, or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the contemplated transactions (or that would otherwise prevent or prohibit the parties from consummating the contemplated transactions).

(d)        Parent and the Company shall cooperate with respect to the Antitrust Laws and Health Regulatory Laws and discuss in good faith the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Offer prior to the Termination Date.  No party hereto or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws or Health Regulatory Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without, to the extent practicable and permitted by applicable Law, first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. In furtherance of the foregoing and to the extent practicable and permitted by applicable Law, (i) each party shall notify the other, as far in advance as practicable, of any filing or substantive communication or inquiry it or any of its Affiliates intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Offer or the Merger, including the scheduling of, and strategic planning for, any substantive meetings with any Governmental Entity relating thereto.  In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable.  Notwithstanding the foregoing, materials provided pursuant to this Section 6.5 may be reasonably redacted as necessary to address reasonable privilege concerns.

(e)          In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties hereto, including their respective Subsidiaries, shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act or any applicable Antitrust Laws, with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby.  For the purposes of this Section 6.5, “reasonable best efforts” shall include taking any and all actions (such actions, the “Regulatory Actions”) necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Offer, the Merger and the other transactions contemplated hereby no later than the Termination Date, including (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or any of Parent’s other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries and (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to the operation of, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries); provided that such Regulatory Actions shall be conditioned upon and become effective only from and after the Effective Time.

(f)         In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, if any administrative or judicial Proceeding by a Government Entity is instituted challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Offer or the Merger.

(g)        The Company and Parent shall each, upon request, promptly furnish the other with any information concerning itself, its Subsidiaries, Affiliates, directors or officers and such other matters as may be reasonably requested by the other party that is necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(h)        The Company and Parent shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notice or other substantive written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

6.6          Access; Consultation.

(a)         Upon reasonable advance notice, and except as may otherwise be required by applicable Law, (i) the Company shall, and shall cause its Subsidiaries to, afford Parent, the Debt Commitment Parties and their respective Representatives reasonable access, during normal business hours during the Pre-Closing Period, to the Company’s and its Subsidiaries’ employees, properties, assets, books, records and contracts and (ii) during such Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent, the Debt Commitment Parties and their respective Representatives all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by Parent, the Debt Commitment Parties or their respective Representatives in connection with the Offer or the Merger; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company; and provided, further that the foregoing shall not require the Company to permit any inspection or to disclose any information pursuant to this Section 6.6, to the extent that (A) in the reasonable good faith judgment of the Company, any applicable Law or Order requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information or disclosure thereof would expose the Company to an unreasonable risk of liability for disclosure of sensitive or personal information, (B) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party or its disclosure would violate the terms of any confidentiality agreement or other Contract that is binding on the Company or any of its Subsidiaries or (C) disclosure of any such information or document would result in the waiver or loss of attorney-client privilege, work product doctrine or any other legal privilege; provided, further that with respect to the foregoing clauses (A) through (C) of this Section 6.6(a), the Company shall use its reasonable best efforts to (I) obtain the required consent of any such third party to provide such inspection or disclosure, (II) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and (III) in the case of clauses (A), (B) and (C), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or Order or jeopardizing such privilege.  Any investigation pursuant to this Section 6.6 shall be conducted in such a manner intended not to interfere unreasonably with the conduct of the business of the Company.  All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company, or such Person as may be designated by any such executive officer.

(b)         The Company may, as it deems advisable and necessary, designate competitively sensitive material as “Outside Counsel Only Material” or with similar restrictions.  Such material and the information contained therein shall be given only to the outside counsel of the recipient pursuant to the terms of an agreement with respect thereto on terms that are reasonably acceptable to the Company and Parent and pursuant to which such information shall not be disclosed by such outside counsel to any directors, officers or employees of the recipient without the express prior permission of the Company or its legal counsel, and shall be subject to any additional confidentiality or joint defense agreement between the parties.  All information exchanged pursuant to this Section 6.6, including all information and/or discussions resulting from any access provided pursuant to this Section 6.6, shall be subject to the Confidentiality Agreement, which shall survive any termination of this Agreement and continue in full force and effect in accordance with its terms.

(c)         To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings (other than legal proceedings between Parent and any of its Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand) or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)        Each of the Company and Parent shall give prompt notice to one another if they become aware of any change, effect, circumstance or development that would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable).

(e)        Unless such action would violate applicable Law, the Company shall (i) notify Parent, as far in advance as practicable, of any material development or substantive communication or inquiry it or any of its Affiliates receives from or intends to make with any (x) Governmental Entity relating to any current or prospective Proceeding or otherwise related to compliance with Laws or (y) any party to any material current or prospective civil Proceeding, (ii) prior to making any such communication or inquiry, provide Parent and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such communication or inquiry, (iii) promptly following the making such communication or inquiry, provide Parent with a copy of any such communication or inquiry (if in written form) and (iv) consult with Parent in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity or party to any material civil Proceeding.  In exercising the foregoing cooperation rights, the Parent and the Company each shall act reasonably and as promptly as reasonably practicable and the Company shall implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to address reasonable privilege concerns, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided.

6.7        Stock Exchange De-listing and De-registration.  The Company shall take all commercially reasonable actions necessary to permit the Class A Shares to be de-listed from the Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8        Publicity.  The Company and Parent shall consult with each other on, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement prior to issuing or making any such press release or public announcement, except (a) as may be required by or impracticable as a result of any applicable Law or Order or by obligations pursuant to any listing agreement with or the rules and regulations of any national securities exchange or the Nasdaq to which such party is subject or submits if the disclosing party has consulted with the other party prior thereto regarding the timing, scope and content of any such press release or public statement, (b) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 6.8 or (c) to the extent related to any Change in Recommendation or Acquisition Proposal.

6.9         Employee Benefits.

(a)         Parent agrees that each employee of the Company or its Subsidiaries immediately prior to the Effective Time who continues to remain employed with the Company or its Subsidiaries immediately after the Effective Time (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending twelve (12) months thereafter, or, if earlier, the date such Continuing Employee’s employment terminates (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) target annual cash bonus opportunities or commission opportunities (as applicable) that are no less favorable than the target annual cash bonus opportunities or commission opportunities (as applicable) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. During the Continuation Period, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees with employee benefits (other than any equity-based compensation or benefits, transaction-triggered benefits, deferred compensation, defined benefit pension, or retiree health or welfare benefits) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the Effective Time under the Company Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter.  Additionally, during the Continuation Period, Parent shall or shall cause the Surviving Corporation to provide each Continuing Employee with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time under the Company Plans set forth on Section 5.1(h)(i) of the Company Disclosure Letter.

(b)         From and after the Closing Date, Parent shall or shall cause the Surviving Corporation to use reasonable best efforts to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Continuing Employees or their dependents under the group health benefit plans provided for those individuals except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time.  With respect to the first plan year during which the Continuing Employees begin participating in any welfare benefit plan offered by Parent or its Affiliates (each a “Parent Plan”), Parent shall use reasonable best efforts to provide, or cause to be provided, each Continuing Employee with credit for deductibles, co-insurance, co-payments and out-of-pocket requirements paid under a Company Plan during such plan year and prior to the Continuing Employee’s participation in such Parent Plan in satisfying any applicable deductible, co-insurance, co-payments or out-of-pocket requirements under any Parent Plan in which such Continuing Employee is eligible to participate during such year, to the same extent and for the same purpose as credited under the corresponding Company Plan, provided that no duplication of benefits shall result.

(c)        From and after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide credit to Continuing Employees for their service with the Company, its Affiliates and each of their respective predecessors as of the Effective Time for purposes of vesting, eligibility to participate and level of paid time off and severance benefits under the Parent Plans (other than any equity-based compensation or benefits, defined benefit pension, or retiree health or welfare benefits) to the same extent and for the same purpose as credited under the corresponding Company Plan as of the Effective Time, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d)        Each Continuing Employee who participates in a cash bonus program of the Company, whether annual or otherwise, shall be eligible to receive payment of a cash bonus pursuant to the terms and conditions of such cash bonus program, based on the Company’s actual performance through the end of the applicable performance period; provided that the applicable performance criteria may be equitably adjusted by the compensation committee of the board of directors of the Company to account for the transactions contemplated by this Agreement and all related expenses and costs; provided, further, that any such adjustment shall not adversely affect the participants in the program.

(e)          The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and neither any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement.  Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Corporation or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, (iv) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.10       Expenses.  Except as otherwise provided in Sections 6.15 and 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that Parent will be responsible for, and pay, one hundred percent (100%) of the fees, costs and expenses incurred in connection with the filings required under the HSR Act.

6.11        Indemnification; Directors’ and Officers’ Insurance.

(a)        From and after the Effective Time the Surviving Corporation shall, in accordance with the organizational documents of the Surviving Corporation as in effect on the date of this Agreement, indemnify, defend and hold harmless each individual who is (or who at any time prior to the Effective Time was) a director or officer of the Company or any of its Subsidiaries or is (or who at any time prior to the Effective Time was) serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another Person (together with such individual’s heirs, executors and administrators, the “Indemnified Parties”), against any and all costs (including settlement costs) or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or based on, in whole or in part, the fact that such Indemnified Party prior to the Effective Time is or was (or with respect to any acts or omissions by such Indemnified Party in their capacity as) a director or officer, of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person, in each case, whether threatened, pending or completed and whether asserted or claimed prior to, at or after the Effective Time (including with respect to matters existing or occurring at or prior to the Effective Time, and including any such claims, actions, suits, proceedings or investigations arising out of or related to this Agreement and the transactions contemplated hereby and actions taken in connection herewith prior to the Effective Time), to the fullest extent the Surviving Corporation may do so in accordance with its organizational documents and to the extent permitted by applicable Law. The Surviving Corporation shall also advance expenses as incurred to the fullest extent the Surviving Corporation may do so in accordance with its organizational documents and to the extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that the Indemnified Party is not entitled to indemnification hereunder.  The Surviving Corporation shall ensure that the organizational documents of the Surviving Corporation and its Subsidiaries, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Certificate of Incorporation and Company Bylaws (or equivalent organizational and governing documents of any Subsidiary).  Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b)        Prior to the Effective Time, the Company shall obtain from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), and fully pay for, “tail” insurance policies, with a claims period of at least six (6) years from and after the Effective Time with benefits and levels of coverage at least as favorable as the Company’s existing D&O Insurance policies (including in respect of coverage in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company expend for such “tail” policies an aggregate premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for its D&O Insurance.  If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) effective as of the Effective Time, obtain and fully pay for “tail” insurance policies for D&O Insurance consistent with the obligations of the Company pursuant to the prior sentence or (ii) continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing D&O Insurance policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing D&O Insurance policies as of the date of this Agreement; provided, however that in no event shall Parent or the Surviving Corporation expend for such policies, an aggregate amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such D&O Insurance. If the aggregate costs for any insurance coverage required to be obtained pursuant to this Section 6.11(b) exceeds three hundred percent (300%) of the annual premiums currently paid by the Company for such D&O Insurance, the Company or the Surviving Corporation, as applicable, shall obtain a policy or “tail” coverage with the greatest coverage available for a cost not exceeding such maximum amount.

(c)        If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case as a condition thereto, Parent or the Surviving Corporation (or their respective successors or assigns), as applicable, shall cause such Person to assume the obligations set forth in this Section 6.11.

(d)          The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.  The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or the Company Bylaws, and Parent acknowledges and agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities in effect as of the date of this Agreement in favor of any Indemnified Party for actions or omissions occurring at or prior to the Effective Time shall continue in full force and effect in accordance with their terms.

(e)         Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to any directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such policies.

6.12       Takeover Statute.  The Company and the Board shall (a) take all action necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby, and (b) if any Takeover Statute is or may become applicable to the Offer, the Merger or the other transactions contemplated by this Agreement, grant such approvals and take all actions necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13       Control of the Company’s or Parent’s Operations.  Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.14       Section 16(b).  Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions (or deemed dispositions) of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15       Financing.

(a)        During the Pre-Closing Period, subject to the limitations set forth below, and unless otherwise agreed by Parent, the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to use reasonable best efforts to, cooperate with Parent as reasonably requested by Parent and as is customary for financings of the type contemplated by the Debt Commitment Letter, and at Parent’s sole expense, in connection with Parent’s arrangement and obtaining the Debt Financing; provided, however, that such cooperation does not and shall not: (i) require the entry by the Company or any of its Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time, (ii) unreasonably interfere with the normal operations of the Company and its Subsidiaries, (iii) include any actions that the Company reasonably believes would (A) result in a violation of any Contract (including the Existing Credit Facility) or confidentiality agreement or any Law, or in the loss of any legal or other privilege or (B) contravene, conflict with or violate the Company’s organizational documents, (iv) involve consenting to the pre-filing of any UCC-1s or similar financing statements or any other grant of Liens or other encumbrances prior to the Closing, (v) require the giving of representations or warranties to any third parties (other than pursuant to customary authorization letters) or the indemnification thereof that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time, (vi) require the waiver or amendment of any terms of this Agreement, (vii) require the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company has not received prior reimbursement, (viii) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability (including that neither the board of directors (or any committee thereof) of the Company or of any of its Subsidiaries (including any equivalent governing body) shall be required to adopt any resolutions or take any similar action approving the Financing that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time), (ix) require the delivery of any projections, pro forma financial information or any other forward-looking information, (x) require the delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date hereof, (xi) require the Company or any of its Subsidiaries to pay any commitment or other fees or incur or pay any expenses in connection with the Debt Financing prior to the Closing (other than expenses incurred by the Company or any of its Subsidiaries in connection with the preparation of historical financial information or the preparation of payoff documentation) or (xii) require delivery of any legal opinions by counsel to the Company or any of its Subsidiaries or accountants’ comfort letters or reliance letters.  Subject to the foregoing limitations, such cooperation shall include, if reasonably requested by Parent, the Company using reasonable best efforts, and using its reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to (A) assist in the preparation of a customary bank information memorandum, marketing materials and similar marketing documents and deliver customary authorization letters in connection therewith; (B) cause the senior officers of the Company and its Subsidiaries to participate in a reasonable number of meetings and due diligence sessions upon reasonable advance notice and at mutually agreeable times, in each case in connection with the Debt Financing; (C) facilitate the execution and delivery of definitive documents customarily required in connection with the Debt Financing, including the pledging of collateral, any guarantees, pledge and security documents, credit agreements, notes, mortgages, other definitive financing documents, or other certificates (including a solvency certificate in the form attached to the Bank Commitment Letter) required to be executed or entered into with respect to the Debt Financing; provided, that no such definitive documents shall be effective until the Closing; (D) furnish Parent, by at least three business days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer,” beneficial owner and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that is reasonably requested at least ten (10) Business Days prior to the Closing Date; (E) furnish Parent with the financial statements specified in Section 4.01(h) of Exhibit B to the Bank Commitment Letter; (F) provide information necessary to assist Parent in Parent’s preparation of customary pro forma financial statements (it being understood that (x) Parent shall be responsible for the preparation of pro forma financial statements or any other information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Financing and (y) such pro forma financial statements shall not be required to be prepared in compliance with Regulation S-X); (G) take such actions as may be reasonably requested by Parent that are necessary to facilitate the satisfaction of the conditions to the Debt Financing to the extent that the satisfaction thereof is within the control of the Company or any of its Subsidiaries; and (H) obtain a customary payoff letter in connection with the Debt Payoff from the agent under the Existing Credit Facility, which payoff letter together with any related release documentation shall, among other things, include the payoff amount and provide that the Liens and guarantees, if any, granted in connection therewith related to the assets, rights and properties of the Company and its applicable Subsidiaries securing the indebtedness for borrowed money and any other obligations under the Existing Credit Facility (other than any contingent indemnification and reimbursement obligations and other surviving obligations) shall, upon the payment of the amount set forth in such payoff letter at or prior to the Closing Date be released and terminated and deliver or cause to be delivered such payoff letters, together with related release documentation, to Parent on or prior to the Closing Date. Parent agrees that the effectiveness of any documents executed by or on behalf of the Company in connection with the Debt Financing shall be subject to, and shall not be effective until, the consummation of the Closing.  All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries or Affiliates obtained by Parent pursuant to this Section 6.15(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided that financing sources, rating agencies, prospective lenders and investors and each of their respective agents and advisors may agree to keep any applicable confidential information concerning the Company and its Subsidiaries confidential including through “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda. Parent will promptly reimburse the Company at the Closing or, upon termination of this Agreement pursuant to Section 8.3(a) or Section 8.3(c), after written request therefor for any reasonable and documented out-of-pocket expenses incurred (other than in connection with the preparation of historical financial information or preparation of payoff documentation) or otherwise payable by the Company prior to the Closing in connection with its cooperation pursuant to this Section 6.15(a).

(b)         During the Pre-Closing Period, Parent shall not, without obtaining the Company’s prior written consent, permit any replacement, amendment or modification to be made to, or any waiver of any provision or remedy under, or any release of a Lender or a Purchaser of its commitment under or consent to the termination of, any Commitment Letter that would, or would reasonably be expected to, (i) reduce (or have the effect of reducing) the aggregate amount of the Financing below the Required Financing Amount; (ii) impose new or otherwise expand upon any of the conditions precedent to the funding of the Financing; or (iii) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto; provided that any amendment, supplement or modification (x) to effectuate any "market flex" terms expressly set forth in the Bank Commitment Letter , (y) to add any additional agents, arrangers or lenders, and reallocate commitments among such Persons as provided for in the Debt Commitment Letters and/or (z) in connection with any replacement of any Debt  Commitment Letter with alternative financing in accordance with Section 6.15(e), in each case, shall be permitted and shall not require written consent of the Company.

(c)         Parent shall maintain in effect the Equity Commitment Letter, (i) use reasonable best efforts to ensure the accuracy of all representations and warranties of Parent, if any, set forth in the Equity Commitment Letter, (ii) comply with its obligations under the Equity Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Parent in the Equity Commitment Letter that are within its control, (iv) subject to Section 9.13, enforce its rights under (and, subject to Section 9.13, permitting the Company to enforce its third-party beneficiary rights under) the Equity Commitment Letter and (v) simultaneous with the consummation of the Debt Financing, consummate the Equity Financing at the Closing, including by causing the Equity Investor to fund the Equity Financing at the Closing in accordance with the Equity Commitment Letter.

(d)         During the Pre-Closing Period, Parent shall use its reasonable best efforts to obtain the Debt Financing on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letters (or other terms and conditions as Parent shall agree so long as not in contravention of Section 6.15(b)), including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letters prior to the expiration or termination thereof in accordance with its terms, (ii) comply with its obligations under the Debt Commitment Letters in all material respects, (iii) as promptly as practicable negotiate, execute and deliver definitive agreements with respect to the Debt Commitment Letters taking into account the timing of the Closing, (iv) satisfy on a timely basis all conditions and obligations applicable to the Issuer or Merger Sub, a applicable, in the Debt Commitment Letters and such definitive agreements that are within its control and to be satisfied by the Issuer or Merger Sub, as applicable, on or prior to the Closing Date (including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing), (v) enforce its rights under the Debt Commitment Letters and such definitive agreements and (vi) if the conditions satisfied in Article VII of this Agreement and the conditions to the Debt Financing have been satisfied, consummate the Debt Financing at the Closing.

(e)          If any portion of the Debt Financing becomes unavailable on the terms (including any flex rights) and conditions contemplated in any Debt Commitment Letter, Parent shall use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, (i) alternative third-party debt or third-party preferred equity financing for any such portion, in an amount that is sufficient, when added to any portion of the Debt Financing that is available and the Equity Financing, to pay the Required Financing Amount prior to the Termination Date (the “Alternative Financing”) and (ii) a new Debt Commitment Letter and new definitive agreements with respect to such Alternative Financing not imposing economic terms that are, taken as a whole, less favorable to Parent or other terms less favorable in any material respect, including any new or additional condition to the availability of or obligation to fund and make available the proceeds of the financing under, or otherwise expanding any condition to draw or adding other terms that would reasonably be expected to materially affect the availability of the Financing at, the Closing (the “Alternative Financing Commitments”).  Parent shall promptly provide the Company with true, correct and complete copies of any new Debt Commitment Letter and any fee letter (subject to customary redactions to remove any fees and other economic terms, none of which would result in any additional conditionality to the availability of the Financing, adversely impact the enforceability (or alter the termination provisions thereof) or reduce the aggregate principal amount of the financing contemplated thereby) in connection therewith.  If any new Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Commitment Letters” or “Debt Commitment Letters” shall be deemed to include such new Debt Commitment Letter to the extent still then in effect (together with any accompanying fee letter), (B) any reference in this Agreement to the “Financing” (as it relates to the portion comprised of the Debt Financing) or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing,(C) any reference in this Agreement to the “Lenders”, the “Purchasers”, the “Debt Commitment Parties” or the “Financing Sources” shall be deemed to include the lender or purchaser parties to such new Debt Commitment Letter to the extent still then in effect.  Notwithstanding anything contained in this Section 6.15 or anything else in this Agreement to the contrary, in no event shall (I) the reasonable best efforts of Parent, the Issuer or Merger Sub be deemed or construed to require Parent, the Issuer or Merger Sub to, and none of Parent, the Issuer or Merger Sub shall be required to, (x) incur or pay any fees to obtain a waiver or amendment of any term of the Debt Commitment Letters or fees (in the aggregate) in excess of those contemplated by the Debt Commitment Letters as of the date of this Agreement, (y) agree to conditionality or economic terms with respect to the Debt Financing that are, taken as a whole, materially less favorable than those contemplated by the Debt Commitment Letters or related fee letters (including any flex provisions therein) as of the date of this Agreement, or (z) seek or accept equity financing from a Person other than the Guarantors or in an amount in excess of the Equity Financing Commitments as of the date of this Agreement and (II) Parent, the Issuer or Merger Sub have any obligation to take any action pursuant to this clause (e) that would cause it to breach any other provisions of this Section 6.15.

(f)          During the Pre-Closing Period, Parent shall (i) upon request by the Company, keep the Company informed in reasonable detail of material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 6.15(e)) and (ii) promptly provide the Company with copies of all executed amendments, written modifications or replacements of any Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein), and such other information and documentation (including definitive agreements related to the Financing) available to Parent as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities, subject to the confidentiality obligations applicable to the Debt Commitment Letters. Without limiting the generality of the foregoing, Parent shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive agreements related to the Financing of which Parent becomes aware, (B) of the receipt by Parent of any written notice or communication from the Equity Investor or any Debt Commitment Party with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation or threatened termination or repudiation, in each case by any party to a Commitment Letter or any definitive agreements related to the Financing of any provisions of any Commitment Letter or such definitive agreements, (C) of any material dispute or disagreement between or among any parties to any Commitment Letter or any definitive agreements related to the Financing, including with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, in each case, if Parent at any time believes it will not be able to obtain all or any portion of the Financing constituting the Required Financing Amount on the terms, in the manner or from the sources contemplated by any of the Commitment Letters or any definitive agreements related to any of the Financing.  For the avoidance of doubt, nothing in this Agreement amends, limits or modifies Parent, the Issuer’s and Merger Sub’s, as applicable, right under the respective Financing Commitments.

(g)        Notwithstanding anything to the contrary contained herein but without limiting or amending the provisions of Section 6.15, Article VIII or Section 9.13, the parties acknowledge and agree that neither the obtaining nor the availability nor funding of the Debt Financing is a condition to Parent’s or Merger Sub’s obligation to timely consummate the transactions contemplated by this Agreement as required hereby.

(h)         Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all actual liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred by the Company, its Subsidiaries and their respective Representatives in connection with the Company’s cooperation with the Debt Financing as contemplated by Section 6.15(a) (other than arising from willful breach, willful misconduct, fraud or intentional misrepresentation on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated.

6.16      Approval by Sole Stockholder of Merger Sub.  Promptly following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Sub, shall, in accordance with all applicable requirements of the DCGL, adopt this Agreement and approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger, by written consent in accordance with Section 228 of the DGCL.  Parent shall promptly deliver a copy of such executed written consent to the Company.

6.17      Stockholder Litigation.  The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, and Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Parent and/or its officers or directors, in each case relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement, provided, that neither the Company, its Subsidiaries and their respective Representatives, on the one hand, nor Parent, Merger Sub, their respective Subsidiaries and their respective Representatives, on the other hand, shall compromise, settle, come to an arrangement regarding or offer or agree to compromise, settle or come to an arrangement regarding any stockholder litigation or consent to the same unless the other party hereto shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed).

6.18    Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and its Compensation Committee) shall use reasonable efforts to take all such steps as may be required to cause to be exempt under Rule 14d-10 promulgated under the Exchange Act any then effective employment compensation, severance or other employee arrangement between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries who then holds Shares.  Promptly upon Parent or any of its Affiliates entering into any such arrangement with any such Person, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.18.

6.19        Consummation of Exchange.  The Company shall comply with its obligations pursuant to, and implement the terms of, the Exchange Agreement, including to effect the Exchange prior to the Offer Acceptance Time and the Company and Parent shall each, as necessary, use their reasonable best efforts to enforce their rights thereunder, including by seeking specific performance.

6.20       TRA Termination Agreement.  (i) In connection with the execution of this Agreement, the Company will deliver to Parent a fully executed copy of the TRA Termination Agreement, by and between the Company, Holdings and holders of the Series B Units (the “TRA Termination Agreement”) in the form agreed by the parties as of the date hereof, (ii) during the Pre-Closing Period the TRA Termination Agreement shall not be amended, modified, waived or terminated without Parent’s prior written consent, and (iii) the Company shall, as necessary, use its reasonable best efforts to enforce its rights under the TRA Termination Agreement.

ARTICLE VII

CONDITIONS

7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at the Closing of each of the following conditions:

(a)          Law; Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

(b)          Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have irrevocably accepted for payment all Class A Shares validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION

8.1          Termination by Mutual Consent.  This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Offer Acceptance Time by mutual written consent of the Company and Parent.

8.2          Termination by Either Parent or the Company.  This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Offer Acceptance Time by either Parent or the Company, by written notice to the other, if:

(a)          the Offer Acceptance Time shall not have occurred prior to 11:59 a.m., Eastern Time, on November 9, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, which breach shall have been the principal cause of the failure of the Offer Acceptance Time to have occurred or the Merger to be consummated prior to the Termination Date;

(b)          any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or Merger shall have become final and non-appealable.

8.3          Termination by the Company.  This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Offer Acceptance Time by the Company, by written notice to Parent:

(a)          if (i) there has been a breach of any representation or warranty by Parent or Merger Sub in this Agreement (A) such that as of the date of this Agreement or as of the Offer Acceptance Time (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date), (I) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(b) (Ownership of Merger Sub) and Section 5.2(c) (Corporate Authority; Approval) of this Agreement are not or would not be true and correct in all material respects, or (II) any of the other representations and warranties of Parent and Merger Sub set forth in this Agreement are not or would not be true and correct in all respects, except where the failures of such representations and warranties to be so true and correct (read for purposes of this clause (i)(A)(II) without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not, and would not reasonably be expected to have, a Parent Material Adverse Effect or (B) at any time prior to the Offer Acceptance Time, each of Parent and Merger Sub shall have failed to perform in all material respects all obligations required to be performed by it under this Agreement at or prior to such time and (ii) such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days following notice to Parent from the Company of such breach or failure and (B) the date that is three (3) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(b)         in order to substantially concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.2(f), provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(b), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee required to be paid pursuant to Section 8.5(b) or if the Company is in breach of Section 6.2; or

(c)          if (i) all of the Offer Conditions shall have been satisfied or waived at the Expiration Time (disregarding any extension of the Expiration Date by Merger Sub pursuant to Section 1.1(d)(i)(C)) (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, each of which would be satisfied if the Offer Acceptance Time were to then occur), (ii) Merger Sub shall have failed (or Parent shall have failed to cause Merger Sub) to accept for payment in accordance with Section 1.1(g)(ii) all Class A Shares validly tendered pursuant to the Offer and not properly withdrawn and the Offer Acceptance Time has not occurred when required by this Agreement, (iii) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.3(c), (iv) all of the Offer Conditions remain satisfied throughout such three (3) Business Day period and (v) the Merger Sub shall have failed to consummate the Offer by the end of such three (3) Business Day period.

8.4          Termination by Parent.  This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Offer Acceptance Time by Parent, by written notice to the Company, if:

(a)          the board of directors of the Company shall have made a Change in Recommendation (regardless of whether such Change in Recommendation was permitted under Section 6.2(f) or 6.2(h));

(b)          there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that the conditions set forth in Annex I would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that the Company has a valid right to terminate this Agreement pursuant to Section 8.3(b); or

(c)         the Offer (as extended in accordance with Section 1.1(d)(i)) expires or is terminated or withdrawn in accordance with its terms and at such time as (i) all of the Offer Conditions having been satisfied or waived (other than (x) the Minimum Condition and (y) those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but each of which would be satisfied if the Offer Acceptance Time were to then occur), and (ii) the Minimum Condition having not been satisfied, in each case, without the acceptance for payment of any Shares thereunder; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that the Company has a valid right to terminate this Agreement pursuant to Section 8.3(b).

8.5          Effect of Termination and Abandonment.

(a)          In the event of the valid termination of this Agreement and the abandonment of the Offer and Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided, subject to Section 9.8(b) that no such termination shall relieve (i) the Company from any liability for damages resulting from any Willful Breach by such party prior to such termination, (ii) the Company from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or Section 8.5(c), or (iii) Parent from any obligation to pay, if applicable, the Parent Termination Fee pursuant to Section 8.5(d).

(b)          If this Agreement is validly terminated (i) by Parent pursuant to Section 8.4(a) (Change in Recommendation), (ii) by the Company pursuant to Section 8.3(b) (Termination for Superior Proposal) or (iii) by a Party pursuant to Section 8.2 at such time as this Agreement was terminable by Parent pursuant to Section 8.4(a), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) or clause (iii) or concurrently with such termination in the case of clause (ii), pay to Parent or its designee, by wire transfer of immediately available funds, a fee equal to $14,700,000 (the “Company Termination Fee”).

(c)          If (i) this Agreement is validly terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) prior to the Offer Acceptance Time or (B) by Parent pursuant to Section 8.4(b) (Company Breach), (ii) prior to such termination but after the date of this Agreement, an Acquisition Proposal shall have been publicly made to the Company’s stockholders generally or shall have otherwise been publicly announced or become publicly known and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement providing for any Acquisition Proposal (that is subsequently consummated) or consummates any Acquisition Proposal, then the Company shall pay the Company Termination Fee to Parent; provided that for purposes of this Section 8.5(c), references to “twenty (20%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%) or more”.

(d)          In the event of the valid termination of this Agreement by the Company pursuant to Section 8.3(a) (Parent Breach) or Section 8.3(c) (Failure to Close), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of immediately available funds an amount equal to $29,400,000 (the “Parent Termination Fee”).

(e)           The parties acknowledge and hereby agree that each of the Company Termination Fee and the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.5, shall not constitute a penalty but will be liquidated damages, and that the amount thereof is a reasonable amount that will compensate the party receiving such funds in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Offer and Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee or any portion thereof, as the case may be, on more than one occasion.

(f)           Each party acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement.

(g)         Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 8.5(a) and Section 9.13, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, the Financing Sources, the Guarantors, representatives, agents or any their respective heirs, assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (the “Parent Related Parties”) against the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective heirs, assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Offer, the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation (oral or otherwise) made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, whether in equity or at law, in contract, in tort or otherwise.

(h)         Notwithstanding anything to the contrary in this Agreement or the Equity Commitment Letter, without limiting the last sentence of this Section 8.5(h), in the event that this Agreement is terminated, the Company’s right (if any) to receive the payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and any other Person against the Parent Related Parties, and no Parent Related Party shall have any other liability for any or all losses suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the Offer, the Merger (and the abandonment of the Offer and the Merger), any matter with respect to the transactions contemplated hereby, any matter forming the basis for such termination or any breach (including any Willful Breach) of this Agreement or any of the other Transaction Documents, and neither the Company nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent or any other Parent Related Party arising out of this Agreement, the Offer, the Merger or any matters forming the basis for such termination.  For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee (in each case in accordance with the terms of this Agreement), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee or receive any monetary damages other than the Parent Termination Fee when payable hereunder.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1          Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 1.1(d)(ii) (Offer Extension Deadline), Section 1.1(e) (Termination of the Offer), Section 6.6(b) (Access; Consultation), Section 6.10 (Expenses), Section 6.15(h) (Financing Indemnification), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive any termination of this Agreement, provided that Section 9.13 shall only survive with respect to such provisions that survive the termination of this Agreement in accordance with this sentence.  This Article IX and covenants or agreements contained in this Agreement or in any of the Transaction Documents that contemplate performance after the Effective Time shall survive the consummation of the Merger (to the extent specified therein, in accordance with their respective terms).  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2          Modification or Amendment.  This Agreement may be amended by the parties at any time prior to the Offer Acceptance Time by execution of an instrument in writing signed on behalf of Parent, Merger Sub and the Company (pursuant to authorized action by the board of directors of the Company (or a committee thereof)).  Notwithstanding the foregoing, no amendments or modifications to the provisions of this Section 9.2, Section 9.5(c), Section 9.5(d), Section 9.8 and Section 9.13(b), to which the Financing Sources or Equity Investor are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Equity Investor or the Financing Sources without the prior written consent of such Equity Investor or the Lender(s) or Purchaser(s), as applicable, party to the applicable Debt Commitment Letter.

9.3          Waiver.

(a)          Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective, except that the Minimum Condition may only be waived by Merger Sub with the prior written consent of the Company.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4          Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts, taken together, shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5          Governing Law and Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

(b)          Subject to Section 9.5(c), each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not, and waives any right to, bring any Proceeding by or before any Governmental Entity (each, an “Action”) relating to or arising out of this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, and (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient forum and agrees not to plead or claim the same. Each of the Company, Parent and Merger Sub hereby agrees that and consents to service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.6 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

(c)          Notwithstanding anything herein to the contrary, each of the parties hereto hereby irrevocably and unconditionally agrees that any legal action or proceeding involving any Financing Source arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing shall be brought and determined in the Supreme Court of the State of New York, County of New York; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York, County of New York (and, in each case, any appellate courts thereof).  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Financing Source arising out of or relating to this Agreement, any Debt Commitment Letter or the Debt Financing and the transactions contemplated hereby or thereby.  Each of the parties agrees not to commence any action, suit or proceeding involving any Financing Source relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York.  Each of the parties further agrees that delivery of notice by registered mail pursuant to Section 9.6 shall constitute sufficient service of process with respect to any action or proceeding involving a Financing Source or related to the Debt Commitment Letters and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Financing Source arising out of or relating to this Agreement, any Debt Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, any Debt Commitment Letter, the Debt Financing, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY DEBT FINANCING OBTAINED BY THE ISSUER, PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE OFFER, THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6          Notices.  Notices, requests, instructions, waivers or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) when sent by email (without any “bounceback” or other notice of nondelivery) and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

c/o Madison Dearborn Partners, LLC
70 West Madison
Chicago, Illinois 60602

Attention: Email:	Legal Department legal@mdcp.com

with copies to (which shall not constitute notice):

Madison Dearborn Partners, LLC
70 West Madison
Chicago, Illinois 60602

Attention: Email:	Legal Department legal@mdcp.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654

Attention: Email:	Richard J. Campbell, P.C. Adam T. Clifford richard.campbell@kirkland.com adam.clifford@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022 United States

Attention: Email:	Sarkis Jebejian, P.C. sarkis.jebejian@kirkland.com

if to the Company

Benefytt Technologies, Inc.
3450 Buschwood Park Drive
Suite 200
Tampa, Florida 33618

Attention: Email:	Erik Helding heldinge@bfyt.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Attention: Email:	Michael J. Aiello Eoghan P. Keenan michael.aiello@weil.com eoghan.keenan@weil.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7          Entire Agreement.  This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the other Transaction Documents and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein and therein constitute the entire agreement, and supersede any and all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8          No Third-Party Beneficiaries; Non-Recourse.

(a)          This Agreement is not intended to, and does not and shall not be deemed to, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) the right of the Company’s stockholders to receive the Offer Price after the Offer Acceptance Time or Merger Consideration after the Closing, as applicable, (iii) the right of the holders of equity awards of the Company to receive such consideration as provided for in Section 4.5 after the Closing, (iv) this Section 9.8, Section 8.5(g) (Liability of Company Related Parties), Section 8.5(h) (Liability of Parent Related Parties), Section 9.2 (Modification or Amendment) and Section 9.5 (Governing Law and Venue; Waiver of Jury Trial) which, to the extent applicable to the Company Related Parties or Parent Related Parties, are intended to benefit and be enforceable by the Company Related Parties and Parent Related Parties (as applicable) and (v) the Financing Sources shall be a third-party beneficiary of and entitled to enforce, to the extent applicable to the Lender, this Section 9.8, Section 9.2 (Modification or Amendment), Section 9.5 (Governing Law and Venue; Waiver of Jury Trial) and Section 9.13(b) (Specific Performance).

(b)          This Agreement may be enforced only against the Company, Parent and Merger Sub. All Proceedings (whether in contract, tort, or equity, at law, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out of, or relate in any manner to (i) this Agreement or any of the other agreements or documents contemplated hereby, (ii) the negotiation, execution, or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (iii) any breach (including Willful Breach) or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other Transaction Documents, and (iv) the Offer, the Merger or the other transactions contemplated hereby, in each case, may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement or the other Transaction Documents, and then only to the extent of the specific obligations of such Persons set forth in this Agreement or such other Transaction Document, as applicable, and only by Persons that are party to or are expressly identified as third party beneficiaries under this Agreement or the other Transaction Documents to the extent permitted to institute a Proceeding thereunder. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement or the Transaction Documents to the contrary, the Company covenants, agrees and acknowledges that, except to the extent such Person is a party to any of the Transaction Documents, and then only to the extent of the specific obligations of such parties set forth in such Transaction Document, as applicable, no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Parent Related Party and neither the Company nor any Person acting on its behalf shall assert a claim or institute a Proceeding that is not a Retained Claim (as defined in the Limited Guarantee). For the avoidance of doubt, it is expressly agreed and understood by the Parties that nothing contained in this Section 9.8(b) shall limit the Company’s remedies under Section 9.13, as a third party beneficiary under the Equity Commitment Letter(s), or under the Limited Guarantee against the Guarantors on the terms and subject to the limitations set forth therein.

9.9         Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action.

9.10       Severability.  The provisions of this Agreement shall be deemed severable and in the event any court of competent jurisdiction or arbitral panel finds any provision hereof to be invalid or unenforceable, such invalidity or enforceability shall not affect the validity or enforceability of the other provisions hereof so long as the economic, risk allocation, limitation of liability or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party as a result thereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, in each case, so long as the economic, risk allocation, limitation of liability or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party as a result thereof.

9.11        Interpretation.

(a)          The table of contents and the Article, Section and subsection headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof or the interpretation thereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The term “ordinary course of business” shall mean in the ordinary course of business consistent with past practice (including with respect to type, frequency and magnitude). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract or information referred to herein shall be deemed to have been “delivered”, “provided”, “furnished” or “made available” (or any phrase of similar import) to Parent by the Company if such Contract or information was posted to the “Dawn 2019” data room managed by the Company at datasiteone.merrillcorp.com or the “Benefytt Tech, Inc.-High Priority Information” data room maintained by the Company at app.box.com in connection with the transaction and was accessible to Parent and its advisors prior to the execution and delivery of this Agreement and which remains available through the Closing.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the end of a period shall refer to 11:59:59 pm eastern time on the last date of such period. If the last day of any such period is a day other than a Business Day, the period in question shall instead end, and any such step shall be taken by or on, the next succeeding Business Day.

(b)          The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12       Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part, from time to time, to (a) one or more of its Affiliates, or (b) to any parties providing secured debt financing, solely for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time to any Person, provided that no such assignment shall impede or delay the consummation of the Offer or the Merger or otherwise impede the rights of the Company under this Agreement.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment in violation of this Section 9.12 shall be null and void ab initio.

9.13        Specific Performance.

(a)          The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, the Company, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other parties, and to enforce specifically the terms and provisions of this Agreement without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, each party shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by the other parties under this Agreement (including Section 6.5, and including to cause Parent and Merger Sub to consummate the Offer, the Merger and the Closing when required hereunder and to make the payments contemplated by this Agreement, including Article I and Article IV) in addition to any other remedy to which such party is entitled at law or in equity and in accordance with this Agreement. Each party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 9.13.

(b)          Notwithstanding Section 9.13(a) and subject to the last sentence of this Section 9.13(b), it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter to fund the transactions contemplated by this Agreement and consummate the Closing only in the event that (i) all of the Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at or immediately prior to the consummation of the Offer, each of which would be satisfied if the Offer Acceptance Time were to then occur) at the time the Offer Acceptance Time would have otherwise occurred pursuant to Section 1.1(g)(ii), (ii) the financing provided for by the Debt Commitment Letters (or, if Alternative Financing is being used in accordance with Section 6.15(e), pursuant to the Alternative Financing Commitments with respect thereto) has been funded or an agent of the Lender(s) and the Purchaser(s) has confirmed in writing to Parent that such financing will be funded at or prior to the Offer Acceptance Time if the Equity Financing is funded at or prior to the Offer Acceptance Time, (iii) the Company has irrevocably confirmed that it is ready, willing and able to, and will, cause the Offer Closing and Closing to occur in accordance with the terms of this Agreement if specific performance is granted and the Equity Financing and Debt Financing are funded and (iv) Merger Sub shall have failed to accept for payment in accordance with Section 1.1(g)(ii) all Class A Shares validly tendered pursuant to the Offer and not properly withdrawn or to consummate the Merger within two (2) Business Days of the receipt of such notice. For the avoidance of doubt, in no event shall the Company or any of its successors or permitted assigns be entitled to (x) enforce or seek to enforce specifically the remedy of specific performance of any Debt Commitment Letter against any Financing Source, (y) be entitled to specifically enforce (or to bring any Proceeding in equity seeking to specifically enforce) Parent’s rights under the Equity Commitment Letter to cause the Equity Financing to be funded or to consummate the Closing other than as expressly provided in the immediately preceding sentence, or (z) seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other Proceeding in equity in connection with the transactions contemplated by this Agreement, against any person other than against Parent and, in such case and solely with respect to the Proceedings described in this clause (z), only under the circumstances expressly set forth in Section 9.13(a) and this Section 9.13(b).

(c)          For the avoidance of doubt, in no event shall the exercise of the Company’s or any of its Subsidiaries’ right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Article VIII and/or pursue payment of the Parent Termination Fee after the valid termination of this Agreement in accordance with Section 8.5(d). Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates be entitled to the Parent Termination Fee if they have been granted specific performance of this Agreement, the Closing actually occurs and Parent makes all of the payments contemplated by Article IV hereof and unless this Agreement has been validly terminated in accordance with Section 8.5(d).

9.14        Definitions.  For purposes of this Agreement, the following terms, when used herein, shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms that are no less favorable in all material respects to the Company than in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of any confidential Acquisition Proposal), which agreement shall not restrict the Company from complying with its obligations under this Agreement.

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, provided that no portfolio companies of Guarantor, Guarantor or of any private equity funds sponsored or managed by the management company of Guarantor would be deemed to be Affiliates of Parent or Merger Sub, as applicable.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Business Day” means any day on which banks are not required or authorized by Law to close in New York City.

“Change” means any change, event, circumstance, state of fact, effect, development, condition or occurrence.

“Company Equity Awards” means Company Options, Company SARs and Company Restricted Stock Awards.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with any other Changes, has, or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that any Change to the extent resulting from any of the following shall not be considered when determining whether a Company Material Adverse Effect has occurred: (i) Changes in, or events generally affecting, the financial, securities or capital markets, (ii) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any Changes in currency exchange rates, interest rates, monetary policy or inflation, (iii) Changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (iv) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), epidemics, pandemics or other public health emergencies (including the novel strain of coronavirus (SARS-Cov-2) and its disease commonly known as COVID-19 (including any and all additional strains, variations or mutations thereof) or any Law enacted or imposed by any Governmental Entity in response thereto or in connection therewith or effects thereof), or other force majeure event, (v) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (vi) a decline in the price of the Shares, or a Change in the trading volume of the Shares, on the Nasdaq, provided that the exceptions in clauses (v) and (vi) shall not prevent or otherwise affect a determination that any Change underlying such failure or decline or Change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (vii) Changes in Law after the date of this Agreement, (viii) Changes in GAAP (or authoritative interpretation thereof) after the date of this Agreement or (ix) the taking of any action required to be taken pursuant to this Agreement or the failure to take any specific action expressly prohibited by this Agreement for which Parent has unreasonably refused the Company’s written request to provide consent, (x) the announcement of the acquisition of the Company and the other transactions contemplated hereby by the Guarantors or any Affiliate of the Guarantors and the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or employees, (xi) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby, or (xii) any demand, action, claim, or proceeding for appraisal of any Shares pursuant to the DGCL in connection herewith; provided, however, that any Change referred to in clauses (i)-(iv), (vii) and (viii) of this definition may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Change, individually or taken together with any other Change, has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and markets in which the Company and its Subsidiaries operate (but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries and markets in which the Company and its Subsidiaries operate).

“Company Restricted Stock Award” means each restricted stock award granted under the Company Stock Plan.

“Company Systems” means software, computer firmware, computer hardware, computer or information technology systems, electronic data processing systems or networks, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, owned by or relied on by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 21, 2020, between the Company and Madison Dearborn Partners, LLC, on behalf of its Fund VIII private equity funds (the “Confidentiality Agreement”).

“Contract” means any written or oral agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, including any amendments, supplements or other modifications thereto.

“Dissenting Shares” means Class A Shares or Class B Shares with respect to which the holder thereof has not voted in favor of, or otherwise consented to, the adoption of this Agreement and that has otherwise properly perfected a demand for appraisal in accordance with Section 262 of the DGCL and not effectively lost or withdrawn such right as of the Effective Time.

“Dissenting Stockholder” means a holder of Dissenting Shares.

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or public or worker health or safety.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Existing Credit Facility” means the Credit Agreement, dated June 5, 2019, among Holdings, as borrower, the Company, as parent, and certain subsidiaries of the Company, as guarantors, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, SunTrust Bank, as Syndication Agent, and certain other lenders party thereto from time to time.

“Existing Exchange Agreement” means the Exchange Agreement, dated as of February 13, 2013, by and among the Company, Holdings and the holders of Series B Membership Interests identified therein.

“Financing Sources” means the Persons (including the Lenders and the Purchasers) that have committed to provide or arrange the Debt Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic, foreign or transnational governmental or regulatory authority, court, arbitral tribunal agency (public or private), commission, tax, regulatory, or administrative body, agency, commission or other legislative, executive or judicial governmental entity, self-regulatory agency, tribunal or arbitral body (public or private).

“Hazardous Substance” means any substance, material or waste that is regulated, characterized or otherwise classified as  “hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or for which liability or standards of conduct may be imposed, pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, poly and perfluoroalkyl substances, asbestos, mold and radon.

“Health Care Permits” means any and all licenses, Permits, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and/or any other Permit or permission which is material to or legally required for the operation of the business of the Company as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Health Regulatory Law.

“Health Regulatory Laws” means any Law relating to healthcare, health insurance or related regulatory matters, including, to the extent applicable, (i) the Federal anti-kickback Law (42 U.S.C. § 1320a-7b); (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare Act), including but not limited to the Stark I, II and III Laws (42 U.S.C. § 1395nn); (iii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid Act); (iv) the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.); (v) the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (vi) the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (vii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (viii) any state or federal Laws governing the privacy, security, transmission or protection of health care information belonging to individuals or entities, including HIPAA; (ix) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; (x) the Travel Act (18 U.S.C. § 1952); (xi) state Law regulating insurance; (xii) state Law regulating consumer protection or unfair trade practices; (xiii) state Law regulating third party administrators, insurance brokers, and agents; and (xiv) any federal, state or local Law relevant to false statements or claims including: (A) making or causing to be made a false statement or representation of a material fact to any Governmental Entity; or (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or permit; in each case, as amended, and all regulations and guidance promulgated pursuant thereto.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person as of the date of determination (i) for borrowed money (including deposits or advances of any kind to such Person), (ii) evidenced by bonds, debentures, notes, or similar instruments or debt securities, (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment, (iv) pursuant to securitization or factoring programs or arrangements, (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries, as applicable), (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or other similar transaction or arrangements, (vii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person other than undrawn letters of credit or (viii) all indebtedness of others guaranteed or secured by any Lien on the assets of such Person.

“Intellectual Property” means all intellectual or proprietary rights existing in any jurisdiction throughout the world, including all (i) patents, patent applications and statutory invention registrations, (ii) trademarks, trade dress, logos, brands, service marks, and all other indicia of source or origin, together with all applications or registrations for any of the foregoing all associated goodwill for any of the foregoing, (iii) Internet domain names, usernames, and social media accounts, (iv) copyrights, copyrightable works, and all works of authorship, (v) software (including object code and source code) and all rights therein or thereto, (vi) data, databases, data repositories, and other collections of data, and (vii) trade secrets and other confidential and proprietary information, including inventions (whether or not patentable or reduced to practice), ideas, know-how, processes, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, formulae, algorithms, and technical data.

“Knowledge of the Company” means the actual knowledge of the individuals identified on Section 9.14(a) of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge of the individuals identified on Section 9.14(a) of the Parent Disclosure Letter.

“Law” means any federal, state, local, foreign, national, transnational law or municipal law, Order, act, code, statute or ordinance, common law, order, decree, injunction or any rule or regulation, constitutions, treaties, conventions, codes, act, measures and rules in each case, enacted, adopted, promulgated or applied by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, license, easement, mortgage, claim or other encumbrance or similar restriction.

“Nasdaq” means the Nasdaq Stock Market.

“Open Source Software” means any software that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Health Plan Intermediaries Holdings, LLC, dated as of February 13, 2013, by and among the Company, Health Plan Intermediaries, LLC and Health Plan Intermediaries Sub, LLC.

“Parent Material Adverse Effect” means any Change that, individually or in the aggregate, prevents or materially impairs the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated hereby when required pursuant to Section 1.1(g) and Section 1.3.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens in the ordinary course of business and for amounts which are not yet due and payable or are in the process of being paid, (iii) Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (iv) Liens that will be discharged and released at or prior to the Closing granted pursuant to the Existing Credit Facility or reflected in the Company’s consolidated balance sheet as of March 31, 2020 and December 31, 2019 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, (v) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters affecting real property that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the real property to which they relate in the business of such entity and its Subsidiaries as presently conducted and (vi) any non-exclusive license, covenant or other right to or under Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information in any media that identifies or is capable of identifying a particular individual and any other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ privacy policies.

“Proceeding” means any civil, criminal or administrative actions, suits, claims, charges, hearings, arbitrations, investigations, audit, inquiry or other proceeding before a Governmental Entity.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its other Subsidiaries.

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, duties or assessments (however denominated) in the nature of a tax, including all net income, gross receipts, alternative or add-on minimum tax, capital, sales, use, ad valorem, value added, transfer, franchise, profits, gains, registration, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), pension, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and customs duties, in each case that is imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to any of the foregoing, whether disputed or not.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of February 13, 2013, by and among the Company, Holdings and the holders of Series B Units identified therein.

“Tax Return” means all returns, statements, and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Entity relating to Taxes, including any amendment thereof.

“Transaction Documents” means this Agreement, the Exchange Agreement, the TRA Termination Agreement, the Support Agreements, the Certificate of Merger and any other certificate or instrument to be delivered hereunder or thereunder.

“Willful Breach” means any (i) breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the knowledge that such act or failure to act would, or would reasonably be expected to, result in or cause a breach of this Agreement (regardless of whether breaching was the object of the act or omission) or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in Article VII (including each of the conditions set forth in Annex I, but other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching party to consummate the Offer in accordance with Section 1.1(g), the Merger in accordance with Section 1.4 and the other transactions contemplated to be consummated at the Closing when required by, and on the terms and conditions set forth in, this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BENEFYTT TECHNOLOGIES, INC.

By:	/s/ Gavin Southwell
Name: Gavin Southwell
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

DAYLIGHT BETA PARENT CORP.

By:	/s/ Vahe Dombalagian
Name: Vahe Dombalagian
Title: Managing Director

DAYLIGHT BETA CORP.

By:	/s/ Vahe Dombalagian
Name: Vahe Dombalagian
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

ANNEX I - CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Class A Shares promptly after the termination or withdrawal of the Offer)), to pay for any Shares tendered pursuant to the Offer: (i) if the Agreement has been terminated in accordance with Article VIII of the Agreement; or (ii) at any scheduled Expiration Date (as it may have been extended pursuant to Section 1.1(d) of the Agreement), if (x) the condition in clause (a) below has not been satisfied by one minute after 11:59 p.m., New York City time, on the Expiration Date or (y) any of the conditions set forth in clauses (b) through (i) below shall not be satisfied or waived in writing by Parent

(a)          the number of Shares validly tendered and, “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn (excluding, for clarity, Class A Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 251(h) of the DGCL), together with any Shares beneficially owned by Parent or any wholly-owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Time (the “Minimum Condition”);

(b)        No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions;

(c)          The Parent Required Regulatory Law Filings and the Pre-Closing Company Required Regulatory Law Filings shall have been made;

(d)          (i) The representations and warranties of the Company set forth in Sections 5.1(b)(i)-(iii) (Capital Structure) shall be true and correct, subject only to inaccuracies that would not increase the total of the aggregate Offer Price payable pursuant to Section 1.1, the aggregate Merger Consideration payable pursuant to Section 4.2 and the aggregate amounts payable to former holders of Company Equity Awards pursuant to Section 4.2 and Section 4.5 (calculated assuming there are no Dissenting Shares) by more than three million Dollars ($3,000,000) relative to if such representations and warranties were true and correct in all respects, as of the date of the Agreement and at the Offer Acceptance Time (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 5.1(f)(i) (Absence of Certain Changes) shall be true and correct in all respects as of the date of the Agreement and at the Offer Acceptance Time, (iii) the representation and warranties of the Company set forth in Section 5.1(c) (Corporate Authority and Approval) and Section 5.1(t) (Brokers and Finders) shall be true and correct in all material respects as of the date of the Agreement and at the Offer Acceptance Time, (iv) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct as of the date of the Agreement and at the Offer Acceptance Time (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct (read for purposes of clause (iii) and this clause (iv) without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (v) Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, to the foregoing effect.

(e)          the Company shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Offer Acceptance Time and shall not have failed to comply with any covenant or agreement of the Company hereunder at or prior to the Offer Acceptance Time, and Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, to the foregoing effect;

(f)          the waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated;

(g)          the Founder Exchange and Tender shall have occurred prior to the Expiration Date and no party (other than Parent) shall have breached in any material respect any of its obligations under, or terminated or repudiated, the Exchange Agreement;

(h)          after the date of the Agreement, there shall not have occurred any Change that, individually or taken together with any other Changes, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(i)          the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition, which may be waived by Merger Sub only with the prior written consent of the Company, and the Termination Condition) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub to the extent permitted by applicable Law.